Filed Pursuant to Rule 424(b)(7)
Registration No. 333-177806

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee(2)
Ordinary Shares, €0.04 par value per share	20,000,000	$ 53.31	$ 1,066,200,000	$ 145,430

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The price per ordinary share and aggregate offering price are based on the average of the high and low sale prices reported on the New York Stock Exchange for shares of the registrant’s on November 2, 2012.

(2)	Calculated in accordance with Rule 456(b) and 457(r) of the Securities Act.

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 7, 2011)

20,000,000 Shares

LyondellBasell Industries N.V.

This prospectus supplement relates to 20,000,000 ordinary shares of LyondellBasell Industries N.V. being sold by the selling shareholders identified in this prospectus supplement. We will not receive any proceeds from the sale of our ordinary shares to be offered by the selling shareholders.

Our ordinary shares are listed on The New York Stock Exchange, under the symbol “LYB.” On November 1, 2012, the last reported sale price of our ordinary shares on the NYSE was $55.05 per share.

Investing in our ordinary shares involves risks. See “Risk Factors,” which begins on page S-8 of this prospectus supplement and any risk factors described in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter has agreed to purchase our ordinary shares from the selling shareholders at a price of $53.30 per share, which will result in proceeds to the selling shareholders of $1.066 billion. The underwriter may offer our ordinary shares from time to time in transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices. See “Underwriting”.

The underwriter expects that delivery of the ordinary shares will be made in New York, New York on or about November 7, 2012.

Deutsche Bank Securities

The date of this prospectus supplement is November 2, 2012.

PROSPECTUS SUPPLEMENT

We have not, and the underwriter and selling shareholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, the selling shareholders nor the underwriter take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state or jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is complete and accurate as of the date on the front cover of this prospectus supplement, but our business, financial condition or results of operations may have changed since that date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus relate to part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our ordinary shares and other information you should know before investing. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” in this prospectus supplement before making an investment decision.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of any offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “LyondellBasell,” “we,” “us” and “our” refer to LyondellBasell Industries N.V. and its consolidated subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions.

We based the forward-looking statements on our current expectations, estimates and projections about ourselves and the industries in which we operate in general. We caution you these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	if we are unable to comply with the terms of our credit facilities and other financing arrangements, those obligations could be accelerated, which we may not be able to repay;

•

we may be unable to incur additional indebtedness or obtain financing on terms that we deem acceptable, including the refinancing of our current obligations; higher interest rates and costs of financing would increase our expenses;

•

our ability to successfully implement business strategies may be negatively affected or restricted as a result of delays or increased costs by, among other things, governmental regulations or policies, supply costs and contract labor constraints;

•

the cost of raw materials represent a substantial portion of our operating expenses, and energy costs generally follow price trends of crude oil and natural gas; price volatility can significantly affect our results of operations and we may be unable to pass raw material and energy cost increases on to our customers;

•

our U.S. operations have benefited from a low cost natural gas and natural gas liquids (“NGL”) supply and regulations or disruptions to fracking in the U.S. could reduce the current benefits we receive;

•

industry production capacities and operating rates may lead to periods of oversupply and low profitability; for example, there has been substantial capacity expansion announced in the U.S. olefins industry;

•

uncertainties associated with worldwide economies, especially the current crisis in Europe and recent slowdown in Asia, could create reductions in demand and pricing, as well as increased counterparty risks, which could reduce liquidity or cause financial losses resulting from counterparty exposure;

•	the negative outcome of any legal, tax and environmental proceedings may increase our costs;

•

we may be required to reduce production or idle certain facilities because of the cyclical and volatile nature of the supply-demand balance in the chemical and refining industries, which would negatively affect our operating results;

•

we may face operating interruptions due to events beyond our control at any of our facilities, which would negatively impact our operating results, and because the Houston refinery is our only refining operation, we would not have the ability to increase production elsewhere to mitigate the impact of any outage at that facility;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring significant capital expenditures;

•	we face significant competition due to the commodity nature of many of our products and may not be able to protect our market position or otherwise pass on cost increases to our customers;

•	we rely on continuing technological innovation, and an inability to protect our technology, or others’ technological developments could negatively impact our competitive position;

•

changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate could increase our costs, restrict our operations and reduce our operating results;

•

we have substantial international operations, and in light of continued economic uncertainties, fluctuations in exchange rates, valuations of currencies and our ability to access cash from operations in certain jurisdictions on a tax-efficient basis, if at all, could negatively affect our liquidity and our results of operations;

•

we are subject to the risks of doing business at a global level, including fluctuations in exchange rates, wars, terrorist activities, political and economic instability and disruptions and changes in governmental policies, which could cause increased expenses, decreased demand or prices for our products and/or disruptions in operations, all of which could reduce our operating results; and

•	the other risks referred to in “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Any of these factors, or a combination of these factors, could materially affect our future results of operations (including those of our joint ventures) and the ultimate accuracy of the forward-looking statements.

These forward-looking statements are not guarantees of future performance, and our actual results and future developments (including those of our joint ventures) may differ materially from those projected in the forward-looking statements. Our management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.

All subsequent written and oral forward looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 regarding the securities we or selling securityholders may offer from time to time. This prospectus supplement does not contain all of the information found in the registration statement. For further information regarding LyondellBasell and the securities offered by this prospectus supplement, you should review the entire registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus supplement forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Such registration statement can also be downloaded from the SEC’s web site.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement.

We incorporate by reference in this prospectus supplement the following documents that we have previously filed with the SEC and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, any document or portion of a document that is deemed not to be filed) prior to the completion of the offering:

•	Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 29, 2012;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 as filed with the SEC on April 30, 2012, July 27, 2012 and October 26, 2012, respectively;

•	Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 29, 2012 (only to the extent incorporated by reference in Part III of our Annual Report on Form 10-K);

•

Current Reports on Form 8-K filed with the SEC on September 27, 2011 (as amended by Amendment No. 1 filed on January 31, 2012), March 1, 2012, March 26, 2012, March 27, 2012, April 10, 2012, May 7, 2012, May 11, 2012, May 15, 2012, June 19, 2012, September 7, 2012 and September 14, 2012; and

•	Description of our ordinary shares contained in Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 filed with the SEC on September 6, 2011 (File No. 333-170130).

You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number and may view the documents by accessing our website at www.lyondellbasell.com:

LyondellBasell Industries N.V.

c/o Lyondell Chemical Company

1221 McKinney Street, Suite 700

Houston, Texas 77010

Attn: Secretary to the Supervisory Board

(713) 309-7200

Other than the documents expressly incorporated herein by reference, the information on our website is not part of this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein. This summary does not contain all of the information you should consider before investing in our ordinary shares. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in our ordinary shares discussed under “Risk Factors” beginning on page S-8 of this prospectus supplement and the consolidated financial statements and notes to those consolidated financial statements incorporated by reference in this prospectus supplement, before making an investment decision.

Our Company

LyondellBasell Industries N.V. is a public company with limited liability (naamloze vennootschap) incorporated under Dutch law by deed of incorporation dated October 15, 2009.

LyondellBasell is the world’s third largest independent chemical company based on revenues and an industry leader in many of our product lines. LyondellBasell is a top worldwide producer of propylene oxide, polyethylene, ethylene and propylene and the world’s largest producer of polypropylene and polypropylene compounds. Additionally, LyondellBasell is a leading provider of technology licenses and a supplier of catalysts for polyolefin production. LyondellBasell’s refinery in Houston, Texas is among North America’s largest full conversion refineries capable of processing significant quantities of heavy, high-sulfur crude oil. LyondellBasell participates in the full petrochemical value chain, from refining to specialized end uses of petrochemical products, and believes that its vertically integrated facilities, broad product portfolio, manufacturing flexibility, superior technology base and operational excellence allow us to extract value across the full value chain.

LyondellBasell’s executive offices are located at Stationsplein 45, 3013 AK Rotterdam, The Netherlands. LyondellBasell’s telephone number is 31-10-713-62-59 and its internet address is www.lyondellbasell.com. Other than the documents expressly incorporated herein by reference, the information on our website is not part of this prospectus supplement.

LyondellBasell was formed to serve as the parent holding company for certain subsidiaries of LyondellBasell Industries AF S.C.A. (“LyondellBasell AF”) after completion of proceedings under chapter 11 of title 11 of the United States Bankruptcy Code. LyondellBasell AF and 93 of its subsidiaries were debtors in jointly administered bankruptcy cases in the United States Bankruptcy Court in the Southern District of New York (the “Bankruptcy Cases”). Other subsidiaries of LyondellBasell AF were not involved in the Bankruptcy Cases. On April 23, 2010, the Bankruptcy Court approved our Third Amended and Restated Plan of Reorganization and we emerged from bankruptcy on April 30, 2010 (the date of our emergence from bankruptcy being the “Emergence Date”).

Prior to the Emergence Date, LyondellBasell had not conducted any business operations. Accordingly, unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Emergence Date, as incorporated by reference in this prospectus supplement, reflect the actual historical consolidated results of operations and financial condition of LyondellBasell AF for the periods presented and do not give effect to the Plan of Reorganization or any of the transactions contemplated thereby or the adoption of “fresh-start” accounting. Thus, such financial information may not be representative of our performance or financial condition after the Emergence Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained or incorporated by reference in this prospectus supplement relates to LyondellBasell and its subsidiaries following the Emergence Date.

As of the Emergence Date, LyondellBasell AF’s equity interests in its indirect subsidiaries terminated and LyondellBasell Industries N.V. now owns and operates, directly and indirectly, substantially the same business as LyondellBasell AF owned and operated prior to emergence from the Bankruptcy Cases.

LyondellBasell Industries N.V. is the successor to the combination in December 2007 of Lyondell Chemical Company and Basell AF S.C.A., which created one of the world’s largest private petrochemical companies with significant worldwide scale and leading product positions.

The Offering

Ordinary shares offered by the selling shareholders	20,000,000

Ordinary shares outstanding after the offering (as of October 31, 2012)	575,180,918

Use of proceeds	We will not receive any proceeds from the sales of the ordinary shares.

Risk factors	See “Risk Factors” beginning on page S-8 and other information included or incorporated by reference in this prospectus supplement for factors you should consider before deciding to invest in our ordinary shares.

Dividend policy	We have announced that our Supervisory Board has authorized the payment of a special dividend of $2.75 per ordinary share which, subject to the adoption of a resolution by our Management Board, will be paid on December 11, 2012 to shareholders of record on November 19, 2012. Purchasers in this offering will, to the extent they continue to hold our ordinary shares through the ex-dividend date, receive such dividend. We have paid dividends in the past and may do so in the future, however there can be no assurance that any dividends or distributions will be declared or paid in the future. The payment of dividends or distributions in the future will be subject to the requirements of Dutch law and the discretion of our shareholders (in the case of annual dividends), our Management Board and Supervisory Board. The declaration of any future cash dividends and, if declared, the amount of any such dividends, will depend upon general business conditions, our financial condition, our earnings and cash flow, our capital requirements, financial covenants and other contractual restrictions on the payment of dividends or distributions.

New York Stock Exchange symbol	LYB

Unless we specifically state otherwise, the information in this prospectus supplement does not take into account:

•	approximately 8.8 million ordinary shares issuable upon exercise and vesting of outstanding equity compensation awards and warrants; and

•	approximately 11.6 million additional ordinary shares that may be issued under our equity compensation plans.

The selling shareholders have agreed to a 30 day lock-up, subject to certain exceptions, following the date of this prospectus supplement. See “Underwriting.”

RISK FACTORS

An investment in our ordinary shares involves risk. You should carefully consider the following risks as well as the other information included or incorporated by reference in this prospectus supplement, including our financial statements and related notes, before investing in our ordinary shares. In addition to the risk factors set forth below, please read the information included or incorporated by reference under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of our ordinary shares could decline and you may lose all or part of your investment in us.

Risks Related to Our Company

Economic downturns and disruptions in financial markets can adversely affect our business and results of operations.

Our results of operations can be materially affected by adverse conditions in the financial markets and depressed economic conditions generally. Economic downturns in the businesses and geographic areas in which we sell our products substantially reduce demand for our products and result in decreased sales volumes. Recessionary environments adversely affect our business because demand for our products is reduced, particularly from our customers in industrial markets generally and the automotive and housing industries specifically.

Deteriorating sovereign debt conditions in Europe and the related euro crisis could have a material adverse effect on our business, prospects, operating results, financial condition and cash flows.

The recent escalation of the European sovereign debt crisis has negatively impacted the capital markets in Europe and caused the value of the euro to deteriorate. These conditions have resulted in reduced consumer confidence and spending in many countries in Europe, particularly southern Europe. A significant portion of our revenues and earnings are derived from our business in Europe, including southern Europe. In addition, most of our European transactions and assets, including cash reserves and receivables, are denominated in euros.

If the European sovereign debt crisis continues or further deteriorates, there will likely be a continued negative effect on our European business, as well as the businesses of our European customers, suppliers and partners. In addition, if the crisis ultimately leads to a significant devaluation of the euro, the value of our financial assets that are denominated in euros would be significantly reduced when translated to U.S. dollars for financial reporting purposes. Any of these conditions could ultimately harm our overall business, prospects, operating results, financial condition and cash flows.

The cyclicality and volatility of the industries in which we participate may cause significant fluctuations in our operating results.

Our business operations are subject to the cyclical and volatile nature of the supply-demand balance in the chemical and refining industries. Our future operating results are expected to continue to be affected by this cyclicality and volatility. The chemical and refining industries historically have experienced alternating periods of capacity shortages, causing prices and profit margins to increase, followed by periods of excess capacity, resulting in oversupply, declining capacity utilization rates and declining prices and profit margins.

In addition to changes in the supply and demand for products, changes in energy prices and other worldwide economic conditions can cause volatility. These factors result in significant fluctuations in profits and cash flow from period to period and over business cycles.

In addition, new capacity additions in Asia, the Middle East and North America may lead to periods of oversupply and lower profitability. A sizable number of expansions have recently been announced in North

America. The timing and extent of any changes to currently prevailing market conditions is uncertain and supply and demand may be unbalanced at any time. As a consequence, we are unable to accurately predict the extent or duration of future industry cycles or their effect on our business, financial condition or results of operations. We can give no assurances as to any predictions we may make with respect to the timing, extent or duration of future industry cycles.

Costs and limitations on supply of raw materials and energy may result in increased operating expenses.

The costs of raw materials and energy represent a substantial portion of our operating expenses. Energy costs generally follow price trends of crude oil and natural gas. These price trends may be highly volatile and cyclical. In the past, raw material and energy costs have experienced significant fluctuations that adversely affected our business segments’ results of operations. For example, we continue to benefit from the favorable ratio of U.S. natural gas prices to crude oil prices. However, if the price of crude oil decreases relative to U.S. natural gas prices, this may have a negative result on our results of operations. Moreover, fluctuations in currency exchange rates can add to this volatility.

We are not always able to pass raw material and energy cost increases on to our customers. When we do have the ability to pass on the cost increases, we are not always able to do so quickly enough to avoid adverse impacts on our results of operations.

Cost increases for raw materials also may increase working capital needs, which could reduce our liquidity and cash flow. Even if we increase our sales prices to reflect rising raw material and energy costs, demand for products may decrease as customers reduce their consumption or use substitute products, which may have an adverse impact on our results of operations. In addition, producers in natural gas cost-advantaged regions, such as the Middle East and North America, benefit from the lower prices of natural gas and NGLs. Competition from producers in these regions may cause us to reduce exports from Europe and elsewhere. Any such reductions may increase competition for product sales within Europe and other markets, which can result in lower margins in those regions. Additionally, there are a limited number of suppliers for some of our raw materials and utilities and, in some cases, the supplies are specific to the particular geographic region in which a facility is located.

It is also common in the chemical and refining industries for a facility to have a sole, dedicated source for its utilities, such as steam, electricity and gas. Having a sole or limited number of suppliers may limit our negotiating power, particularly in the case of rising raw material costs. Any new supply agreements we enter into may not have terms as favorable as those contained in our current supply agreements.

If our raw material or utility supplies were disrupted, our businesses may incur increased costs to procure alternative supplies or incur excessive downtime, which would have a direct negative impact on plant operations. For example, hurricanes have in the past negatively affected crude oil and natural gas supplies, as well as supplies of other raw materials, utilities (such as electricity and steam), and industrial gases, contributing to increases in operating costs and, in some cases, disrupting production and causing lost profit opportunities. In addition, hurricane-related disruption of vessel, barge, rail, truck and pipeline traffic in the U.S. Gulf Coast area would negatively affect shipments of raw materials and product.

With increased volatility in raw material costs, our suppliers could impose more onerous terms on us, resulting in shorter payment cycles and increasing our working capital requirements.

We sell products in highly competitive global markets and face significant price pressures.

We sell our products in highly competitive global markets. Due to the commodity nature of many of our products, competition in these markets is based primarily on price and, to a lesser extent, on product performance, product quality, product deliverability, reliability of supply and customer service. Generally, we are not able to protect our market position for these products by product differentiation and may not be able to pass on cost increases to our customers.

In addition, we face increased competition from companies that may have greater financial resources and different cost structures or strategic goals than us. These include large integrated oil companies (some of which also have chemical businesses), government-owned businesses, and companies that receive subsidies or other government incentives to produce certain products in a specified geographic region. Increased competition from these companies, especially in our olefin and refining businesses, could limit our ability to increase product sales prices in response to raw material and other cost increases, or could cause us to reduce product sales prices to compete effectively, which could reduce our profitability. Competitors that have greater financial resources than us may be able to invest significant capital into their businesses, including expenditures for research and development.

In addition, specialty products we produce may become commoditized over time. Increased competition could result in lower prices or lower sales volumes, which would have a negative impact on our results of operations.

Our ability to source raw materials, including crude oil, may be adversely affected by political instability, civil disturbances or other governmental actions.

We obtain a substantial portion of our principal raw materials from sources in North Africa, the Middle East, and South America that may be less politically stable than other areas in which we conduct business, such as Europe or the U.S. Political instability, civil disturbances and actions by governments in these areas are likely to substantially increase the price and decrease the supply of feedstocks necessary for our operations, which will have a material adverse effect on our results of operations.

Recently, increased incidents of civil unrest, including demonstrations which have been marked by violence, have occurred in some countries in North Africa and the Middle East. Some political regimes in these countries are threatened or have changed as a result of such unrest. Political instability and civil unrest could continue to spread in the region and involve other areas. Such unrest, if it continues to spread or grow in intensity, could lead to civil wars, regional conflict, or regime changes resulting in governments that are hostile to countries in which we conduct substantial business, such as Europe, the U.S., or their respective allies.

Interruptions of operations at our facilities may result in liabilities or lower operating results.

We own and operate large-scale facilities. Our operating results are dependent on the continued operation of our various production facilities and the ability to complete construction and maintenance projects on schedule. Interruptions at our facilities may materially reduce the productivity and profitability of a particular manufacturing facility, or our business as a whole, during and after the period of such operational difficulties. In the past, we had to shut down plants on the U.S. Gulf Coast, including the temporary shutdown of our Houston refinery, as a result of hurricanes striking the Texas coast.

In addition, because the Houston refinery is our only refining operation, an outage at the refinery could have a particularly negative impact on our operating results. Unlike our chemical and polymer production facilities, which may have sufficient excess capacity to mitigate the negative impact of lost production at other facilities, we do not have the ability to increase refining production elsewhere in the U.S.

Although we take precautions to enhance the safety of our operations and minimize the risk of disruptions, our operations are subject to hazards inherent in chemical manufacturing and refining and the related storage and transportation of raw materials, products and wastes. These potential hazards include:

•	pipeline leaks and ruptures;

•	explosions;

•	fires;

•	severe weather and natural disasters;

•	mechanical failure;

•	unscheduled downtimes;

•	supplier disruptions;

•	labor shortages or other labor difficulties;

•	transportation interruptions;

•	remediation complications;

•	chemical and oil spills;

•	discharges or releases of toxic or hazardous substances or gases;

•	storage tank leaks;

•	other environmental risks; and

•	terrorist acts.

Some of these hazards may cause severe damage to or destruction of property and equipment and may result in suspension of operations or the shutdown of affected facilities.

Our operations are subject to risks inherent in chemical and refining businesses, and we could be subject to liabilities for which we are not fully insured or that are not otherwise mitigated.

We maintain property, business interruption, product, general liability, casualty and other types of insurance, including pollution and legal liability that we believe are in accordance with customary industry practices. However, we are not fully insured against all potential hazards incident to our business, including losses resulting from natural disasters, wars or the risk thereof, or terrorist acts. Changes in insurance market conditions have caused, and may in the future cause, premiums and deductibles for certain insurance policies to increase substantially and, in some instances, for certain insurance to become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, we might not be able to finance the amount of the uninsured liability on terms acceptable to us or at all, and might be obligated to divert a significant portion of our cash flow from normal business operations.

Further, because a part of our business involves licensing polyolefin process technology, our licensees are exposed to similar risks involved in the manufacture and marketing of polyolefins. Hazardous incidents involving our licensees, if they do result or are perceived to result from use of our technologies, may harm our reputation, threaten our relationships with other licensees and/or lead to customer attrition and financial losses. Our policy of covering these risks through contractual limitations of liability and indemnities and through insurance may not always be effective. As a result, our financial condition and results of operation would be adversely affected, and other companies with competing technologies may have the opportunity to secure a competitive advantage.

Certain activities related to a former project raise compliance issues under U.S. law.

We have identified an agreement related to a former project in Kazakhstan under which a payment was made that raises compliance concerns under the U.S. Foreign Corrupt Practices Act (the “FCPA”). We have engaged outside counsel to investigate these activities, under the oversight of the Audit Committee of the

Supervisory Board, and to evaluate internal controls and compliance policies and procedures. We made a voluntary disclosure of these matters to the U.S. Department of Justice and are cooperating fully with that agency. We cannot predict the ultimate outcome of these matters at this time since our investigations are ongoing. In this respect, we may not have conducted business in compliance with the FCPA and may not have had policies and procedures in place adequate to ensure compliance. Therefore, we cannot reasonably estimate a range of liability for any potential penalty resulting from these matters. Violations of these laws could result in criminal and civil liabilities and other forms of penalties or sanctions that could be material to us.

Our operations could be adversely affected by labor relations.

The vast majority of our employees located in Europe and South America are represented by labor unions and works councils. Approximately 850 of our employees located in North America are represented by labor unions. Of the represented North American employees, approximately 50% include our employees that are subject to a collective bargaining agreement between Houston Refining LP and the United Steelworkers Union, which agreement will expire on January 31, 2015.

Our operations have been in the past, and may be in the future, significantly and adversely affected by strikes, work stoppages and other labor disputes.

We cannot predict with certainty the extent of future costs and liabilities under environmental, health and safety and other laws and regulations, and cannot guarantee they will not be material.

We may face liability arising out of the normal course of business, including alleged personal injury or property damage due to exposure to chemicals or other hazardous substances at our current or former facilities or chemicals that we manufacture, handle or own. In addition, because our products are components of a variety of other end-use products, we, along with other members of the chemical industry, are subject to potential claims related to those end-use products. Any substantial increase in the success of these types of claims could negatively affect our operating results.

We (together with the industries in which we operate) are subject to extensive national, regional, state and local environmental laws, regulations, directives, rules and ordinances concerning

•	emissions to the air;

•	discharges onto land or surface waters or into groundwater; and

•	the generation, handling, storage, transportation, treatment, disposal and remediation of hazardous substances and waste materials.

Many of these laws and regulations provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, some of these laws and regulations require us to meet specific financial responsibility requirements. Any substantial liability for environmental damage could have a material adverse effect on our financial condition, results of operations and cash flows.

Although we have compliance programs and other processes intended to assist in compliance with all such regulations, we are subject to the risk that our compliance with such regulations could be challenged. Non-compliance with these regulations could result in the incurrence of additional costs, penalties or assessments that could be material.

Our industry is subject to extensive government regulation, and existing or future regulations may restrict our operations, increase our costs of operations or require us to make additional capital expenditures.

Compliance with regulatory requirements could result in higher operating costs, such as regulatory requirements relating to emissions, the security of our facilities, and the transportation, export or registration of our products. We generally expect that regulatory controls worldwide will become increasingly more demanding, but cannot accurately predict future developments. Increasingly strict environmental laws and inspection and enforcement policies, could affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste. Stricter environmental, safety and health laws, regulations and enforcement policies could result in increased operating costs. Additionally, we are required to have permits for our businesses and are subject to licensing regulations. These permits and licenses are subject to renewal, modification and in some circumstances, revocation. Further, the permits and licenses are often difficult, time consuming and costly to obtain and could contain conditions that limit our operations.

We may incur substantial costs to comply with climate change legislation and regulatory initiatives.

There has been a broad range of proposed or promulgated state, national and international laws focusing on greenhouse gas (“GHG”) reduction. These proposed or promulgated laws apply or could apply in countries where we have interests or may have interests in the future. Laws in this field continue to evolve and, while they are likely to be increasingly widespread and stringent, at this stage it is not possible to accurately estimate either a timetable for implementation or our future compliance costs relating to implementation. Within the framework of EU emissions trading, we were allocated certain allowances of carbon dioxide per year for the affected plants of our European sites for the 2005 to 2007 period. For the second trading period (2008 to 2012), a number of our plants are included in the Europe-wide trading system. We expect to incur additional costs as a result of the existing emissions trading scheme (including the second trading period starting in 2013) and could incur additional costs in relation to any future carbon or other greenhouse gas emission trading schemes. The costs could be higher to the extent that we decide to sell credits that we need in the future.

In the U.S., the Environmental Protection Agency (the “EPA”) has promulgated federal GHG regulations under the Clean Air Act affecting certain sources. The EPA has issued mandatory GHG reporting requirements which could lead to further obligations. This EPA action could be a precursor to further federal regulation of carbon dioxide emissions and other greenhouse gases, and may affect the outcome of other climate change lawsuits pending in U.S. federal courts in a manner unfavorable to our industry. In any event, additional regulation is likely to be forthcoming at the U.S. federal, regional or state level with respect to GHG emissions, and such regulation could result in additional costs in the form of taxes or required acquisition or trading of emission allowances.

Compliance with these or other changes in laws, regulations and obligations that create a GHG emissions trading scheme or GHG reduction policies generally could significantly increase our costs or reduce demand for products we produce. Depending on the nature of potential regulations and legislation, any future laws and regulations could result in increased compliance costs, additional operating restrictions or delays in implementing growth projects or other capital investments, and could have a material adverse effect on our business and results of operations.

Our business, including our results of operations and reputation, could be adversely affected by process safety issues.

Failure to appropriately manage safety, human health, product liability and environmental risks associated with the our products, product life cycles and production processes could adversely impact employees, communities, stakeholders, our reputation and our results of operations. Public perception of the risks associated with our products and production processes could impact product acceptance and influence the regulatory environment in which we operate. While we have procedures and controls to manage process safety risks, issues could be created by events outside of our control including natural disasters, severe weather events and acts of sabotage.

Legislation and regulatory initiatives could lead to a decrease in demand for our products.

New or revised governmental regulations and independent studies relating to the effect of our products on health, safety and the environment may affect demand for our products and the cost of producing our products. Initiatives by governments and private interest groups will potentially require increased toxicological testing and risk assessments of a wide variety of chemicals, including chemicals used or produced by us. For example, in the United States, the National Toxicology Program (“NTP”) is a federal interagency program that seeks to identify and select for study chemicals and other substances to evaluate potential human health hazards. In the European Commission, REACh is regulation designed to identify the intrinsic properties of chemical substances, assess hazards and risks of the substances, and identify and implement the risk management measures to protect humans and the environment.

Assessments by the NTP or pursuant to REACh or similar programs or regulations in other jurisdictions may result in heightened concerns about the chemicals we use or produce and may result in additional requirements being placed on the production, marketing, handling, labeling or use of those chemicals. Such concerns and additional requirements could also increase the cost incurred by our customers to use our chemical products and otherwise limit the use of these products, which could lead to a decrease in demand for these products. Such a decrease in demand could have an adverse impact on our business and results of operations.

We operate internationally and are subject to exchange rate fluctuations, exchange controls, political risks and other risks relating to international operations.

We operate internationally and are subject to the risks of doing business on a global level, including fluctuations in currency exchange rates, transportation delays and interruptions, war, terrorist activities, epidemics, pandemics, political and economic instability and disruptions, restrictions on the transfer of funds, the imposition of duties and tariffs, import and export controls, changes in governmental policies, labor unrest and current and changing regulatory environments. Recent demonstrations and popular unrest in portions of the Middle East are examples of these events.

These events could reduce the demand for our products, decrease the prices at which we can sell our products, disrupt production or other operations, require substantial capital and other costs to comply, and/or increase security costs or insurance premiums, all of which could reduce our operating results. In addition, we obtain a substantial portion of our principal raw materials from international sources that are subject to these same risks. Our compliance with applicable customs, currency exchange control regulations, transfer pricing regulations or any other laws or regulations to which we may be subject could be challenged. Furthermore, these laws may be modified, the result of which may be to prevent or limit subsidiaries from transferring cash to us.

Furthermore, we are subject to certain existing, and may be subject to possible future, laws that limit or may limit our activities while some of our competitors may not be subject to such laws, which may adversely affect our competitiveness.

In addition, we generate revenues from export sales and operations that may be denominated in currencies other than the relevant functional currency. Exchange rates between these currencies and functional currencies in recent years have fluctuated significantly and may do so in the future. Future events, which may significantly increase or decrease the risk of future movement in currencies in which we conduct our business, cannot be predicted. We also may hedge certain revenues and costs using derivative instruments to minimize the impact of changes in the exchange rates of those currencies compared to the respective functional currencies. It is possible that fluctuations in exchange rates will result in reduced operating results.

Significant changes in pension fund investment performance or assumptions relating to pension costs may adversely affect the valuation of pension obligations, the funded status of pension plans, and our pension cost.

Our pension cost is materially affected by the discount rate used to measure pension obligations, the level of plan assets available to fund those obligations at the measurement date and the expected long-term rate of return on plan assets. Significant changes in investment performance or a change in the portfolio mix of invested assets may result in corresponding increases and decreases in the valuation of plan assets, particularly equity securities, or in a change of the expected rate of return on plan assets. Any change in key actuarial assumptions, such as the discount rate, would impact the valuation of pension obligations, affecting the reported funded status of our pension plans as well as the net periodic pension cost in the following fiscal years.

Certain of our current pension plans have projected benefit obligations that exceed the fair value of the plan assets. As of December 31, 2011, the aggregate deficit was $1,079 million. Any declines in the fair values of the pension plans assets could require additional payments by us in order to maintain specified funding levels.

Our pension plans are subject to legislative and regulatory requirements of applicable jurisdictions, which could include, under certain circumstances, local governmental authority to terminate the plan.

We may be required to record material charges against our earnings due to any number of events that could cause impairments to our assets.

We may be required to reduce production at or idle facilities for extended periods of time or exit certain businesses as a result of the cyclical nature of our industry. Specifically, oversupplies of or lack of demand for particular products or high raw material prices may cause us to reduce production. We may choose to reduce production at certain facilities because we have off-take arrangements at other facilities, which make any reductions or idling unavailable at those facilities. Any decision to permanently close facilities or exit a business likely would result in impairment and other charges to earnings.

Temporary outages at our facilities can last for several quarters and sometimes longer. These outages could cause us to incur significant costs, including the expenses of maintaining and restarting these facilities. In addition, even though we may reduce production at facilities, we may be required to continue to purchase or pay for utilities or raw materials under take-or-pay supply agreements.

Many of our businesses depend on our intellectual property. Our future success will depend in part on our ability to protect our intellectual property rights, and our inability to do so could reduce our ability to maintain our competitiveness and margins.

We have a significant worldwide patent portfolio of issued and pending patents. These patents, together with proprietary technical know-how, are significant to our competitive position, particularly with regard to propylene oxide, performance chemicals, petrochemicals, and polymers, including process technologies such as Spheripol, Spherizone, Hostalen, Spherilene, Lupotech T and Avant catalyst family technology rights. We rely on the patent, copyright and trade secret laws of the countries in which we operate to protect our investment in research and development, manufacturing and marketing. However, we may be unable to prevent third parties from using our intellectual property without authorization. Proceedings to protect these rights could be costly, and we may not prevail.

The protection afforded by patents varies from country to country and depends upon the type of patent and its scope of coverage. While a presumption of validity exists with respect to patents issued to us, our patents may be challenged, invalidated, circumvented or rendered unenforceable. As patents expire, the products and processes described and claimed under those patents become generally available for use by competitors.

Our continued growth strategy may bring us to regions of the world where intellectual property protection may be limited and difficult to enforce. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products. Moreover, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could result in significantly lower revenues, reduced profit margins or loss of market share.

We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements may be breached, may not provide meaningful protection or adequate remedies may not be available. Additionally, others could obtain knowledge of our trade secrets through independent development or other access by legal or illegal means.

The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could result in significantly lower revenues, reduced profit margins and cash flows and/or loss of market share. We also may be subject to claims that our technology, patents or other intellectual property infringes on a third party’s intellectual property rights. Unfavorable resolution of these claims could result in restrictions on our ability to deliver the related service or in a settlement that could be material to us.

We may not be able to fully or successfully implement our ongoing plans to improve and globally integrate our business processes and functions.

We continue to seek ways to drive greater productivity, flexibility and cost savings. In particular, we are working towards the improvement and global integration of our business processes and functions. As part of these efforts, we have been centralizing certain functions, implementing new information technology, and integrating our existing information technology systems.

Our ongoing implementation of organizational improvements is made more difficult by our need to coordinate geographically dispersed operations. Inabilities and delays in implementing improvements can negatively affect our ability to realize projected or expected cost savings. In addition, the process of organizational improvements may cause interruptions of, or loss of momentum in, the activities of our businesses. It may also result in the loss of personnel or other labor issues. These issues, as well as any information technology systems failures, also could impede our ability to timely collect and report financial results in accordance with applicable laws and regulations.

Additionally, from time to time certain aspects of our business processes may be outsourced to third parties. The processes, or the portions thereof, that are outsourced generally will tend to be labor intensive transactional activities such as processing invoices for account payable transactions. Although we make a diligent effort to ensure that all providers of outsourced services observe proper internal control practices and procedures, we cannot assure that failures will not occur. The failure of such third parties to provide adequate services could adversely affect our results of operations, liquidity, or our ability to provide adequate financial and management reporting.

Increased IT security threats and more sophisticated and targeted computer crime could pose a risk to our systems, networks, products, facilities and services.

Increased global IT security threats and more sophisticated and targeted computer crime pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data. While we attempt to mitigate these risks by employing a number of measures, including employee training, comprehensive monitoring of our networks and systems, and maintenance of backup and protective systems, our systems, networks, products, facilities and services remain potentially vulnerable to advanced persistent threats. Depending on their nature and scope, such threats could potentially lead to the compromising of confidential information, improper use of our systems and networks, manipulation and destruction of data, defective products, production downtimes and operational disruptions, which in turn could adversely affect our reputation, competitiveness and results of operations.

Shared control or lack of control of joint ventures may delay decisions or actions regarding the joint ventures.

A portion of our operations are conducted through joint ventures, where control may be exercised by or shared with unaffiliated third parties. We cannot control the actions of our joint venture partners, including any nonperformance, default or bankruptcy of joint venture partners. The joint ventures that we do not control may also lack adequate internal controls systems or financial reporting systems to provide adequate and timely information for our reporting purposes.

In the event that any of our joint venture partners do not observe their obligations, it is possible that the affected joint venture would not be able to operate in accordance with our business plans. As a result, we could be required to increase our level of commitment in order to give effect to such plans. Differences in views among the joint venture participants also may result in delayed decisions or in failures to agree on major matters, potentially adversely affecting the business and operations of the joint ventures and in turn our business and operations.

Our capital requirements could limit or cause us to change our growth and development plans.

At September 30, 2012, we have approximately $4.3 billion of total consolidated debt. Our debt and the limitations imposed on us by our financing arrangements could:

•	require us to dedicate a substantial portion, or all, of our cash flow from operations to payments of principal and interest on our debt;

•

make us more vulnerable during downturns, which could limit our ability to take advantage of significant business opportunities and react to changes in our business and in market or industry conditions; and

•	put us at a competitive disadvantage relative to competitors that have less debt.

If our cash flow from operations and capital resources were reduced, we may be forced to reduce or delay investments and capital expenditures or other planned uses of our cash due to our substantial debt service obligations. We could choose to sell assets, seek additional capital or restructure or refinance our indebtedness, but there can be no assurances that we would be able to do so on terms we deem acceptable, if at all. Additionally, our debt instruments may limit our ability to effect such actions.

Our debt or other financing arrangements contain a number of restrictive covenants that impose operating and financial restrictions on us. We currently are in compliance with all of our restrictive and financial covenants; however, the ability to meet financial requirements can be affected by events beyond our control and, over time, these covenants may not be satisfied.

A breach of covenants of or the failure to pay principal and interest when due under our debt or other financing arrangements could result in a default or cross-default under all or some of those instruments. Any such default could result in an acceleration of all amounts outstanding under all facilities, and could relieve counterparties of their obligations to fund or otherwise make advances. Without waivers from the parties to our financing arrangements, any such default would have a material adverse effect on our ability to continue to operate.

A substantial portion of our ordinary shares are owned by a few persons, and their interests in LyondellBasell Industries N.V. may conflict with other stakeholders’ interests.

As of October 31, 2012, two separate groups of affiliated shareholders, including the Apollo Funds (as defined in “Selling Shareholders”) that are the selling shareholders in this offering, collectively own approximately 41% of our outstanding ordinary shares, approximately 37% following this offering. Under Dutch law, there are no quorum requirements for shareholder voting and most matters are approved or adopted by a majority of votes cast. As a result, as long as these shareholders or any other substantial shareholder own, directly or indirectly, a substantial portion of our outstanding ordinary shares, they will be able to significantly influence all matters requiring shareholder approval, including amendments to our Articles of Association, the election of directors, significant corporate transactions, dividend payments and other matters. These shareholders may have interests that conflict with other stakeholders, including holders of our notes, and actions may be taken that other stakeholders do not view as beneficial.

Additionally, these shareholders are party to nomination agreements that entitle each of the shareholders to cause our Supervisory Board to nominate for election members to our Supervisory Board for so long as the shareholder owns specified percentages of our ordinary shares.

Substantial sales of our ordinary shares by our significant shareholders could cause our share price to decline.

We are unable to predict whether significant amounts of our ordinary shares will be sold by our significant shareholders following this offering. We have agreed to register any sales by them, and these shareholders have not agreed to any lock-up restrictions on sales following this offering. Any sales of substantial amounts of our ordinary shares in the public market by our significant shareholders, or the perception that these sales might occur, could lower the market price of our ordinary shares.

In addition, the selling shareholders have agreed to a lock-up as described under “Underwriting” (subject to certain exceptions as described therein) that expires 30 days after the date of this prospectus supplement. After the lock-up period has expired, subject to any applicable holding periods and volume limitations, the ordinary shares held by the selling shareholders will become eligible for sale in the public market under Rule 144 or Rule 701 of the Securities Act. The market price of shares of our ordinary shares may drop significantly when the restrictions on resale by the selling shareholders relapses.

Our success depends upon our ability to attract and retain key employees and the identification and development of talent to succeed senior management.

Our success depends on our ability to attract and retain key personnel, and we rely heavily on our management team. The inability to recruit and retain key personnel or the unexpected loss of key personnel may adversely affect our operations. In addition, because of the reliance on our management team, our future success depends in part on our ability to identify and develop talent to succeed senior management. The retention of key personnel and appropriate senior management succession planning will continue to be critically important to the successful implementation of our strategies.

If we are unable to pay regular dividends on our ordinary shares, our shareholders may not receive funds without selling their ordinary shares.

We paid a final dividend of $0.10 per ordinary share for the fiscal year 2010 on May 26, 2011. We paid interim dividends of $0.20 per ordinary share on September 7, 2011 and $0.25 per ordinary share on December 16, 2011. We paid a special dividend of $4.50 per ordinary share on December 16, 2011. We paid interim dividends of $0.25 per ordinary share on March 30, 2012 and $0.40 per ordinary share on June 11 and

September 24, 2012, respectively. Additionally, on October 26, 2012 we announced that our Supervisory Board has authorized our Management Board to declare and pay a special dividend of $2.75 per ordinary share, to be paid on December 11, 2012 to shareholders of record as of November 19, 2012. We expect to fund the special dividend with existing cash on hand. There can be no assurance that any dividends or distributions will be declared or paid in the future. The payment of dividends or distributions in the future will be subject to the requirements of Dutch law and the discretion of our shareholders (in the case of annual dividends), our Management Board and Board of Supervisory Directors. The declaration of any future cash dividends and, if declared, the amount of any such dividends, will depend upon general business conditions, our financial condition, our earnings and cash flow, our capital requirements, financial covenants and other contractual restrictions on the payment of dividends or distributions. Accordingly, our shareholders may have to sell some or all of their ordinary shares in order to generate cash flow from their investment in us. Our shareholders may not receive a gain on their investment in our ordinary shares when they sell their ordinary shares and they may lose the entire amount of the investment.

Holders of our ordinary shares may have limited ability to use credits for foreign taxes with respect to withholding taxes on our dividends.

A U.S. Holder (as defined under “Certain Tax Consequences—Material U.S. Federal Income Tax Considerations”) may not be able to determine what portion of a dividend from us is treated as foreign-source income for U.S. federal income tax purposes. To the extent that a U.S. Holder is unable to establish that all or any of a dividend from us is foreign-source income, the value of any foreign tax credit attributable to Dutch (or other) withholding taxes on our dividends, including the special dividend of $2.75 per ordinary share expected to be paid on December 11, 2012 that our Supervisory Board authorized our Management Board to declare and pay, could be severely limited. See “Certain Tax Consequences—Material U.S. Federal Income Tax Considerations—U.S. Holders—Foreign Tax Credit” below.

Risks Related to This Offering

The market price and trading volume of our ordinary shares may be volatile, which could result in rapid and substantial losses for our shareholders.

The market price of our ordinary shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our ordinary shares may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect the price of our ordinary shares, or result in fluctuations in the price or trading volume of our ordinary shares, include:

•	variations in our quarterly operating results;

•	failure to meet the market’s earnings expectations;

•	publication of research reports about us or our industry, or the failure of securities analysts to cover our ordinary shares after this offering;

•	departures of key personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	changes in market valuations of similar companies;

•

changes or proposed changes in laws or regulations, or differing interpretations thereof, affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters;

•	litigation and governmental investigations; and

•	general market and economic conditions.

In the event of a drop in the market price of our ordinary shares, you could lose a substantial part or all of your investment in our ordinary shares. Consequently, you may not be able to sell our ordinary shares at prices equal to or greater than the price paid by you in the offering.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our ordinary shares offered by the selling shareholders.

MARKET PRICE OF ORDINARY SHARES

Our ordinary shares were listed on the NYSE on October 14, 2010 under the symbol “LYB.” Prior to that time, they were quoted in the Pink OTC Markets, Inc. (the “Pink Sheets”) under the symbol “LALLF.” There was no trading market for our ordinary shares prior to April 28, 2010. The high and low sales prices for our ordinary shares since they were issued are shown in the table below (quotations on Pink OTC Markets reflect inter-dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions).

	High	Low
2010
April 28—June 30, 2010	$23.25	$16.15
Third Quarter 2010	$23.95	$14.86
Fourth Quarter 2010	$34.54	$23.71
2011
First Quarter 2011	$41.12	$33.57
Second Quarter 2011	$48.12	$35.84
Third Quarter 2011	$41.93	$24.41
Fourth Quarter 2011	$36.96	$22.90
2012
First Quarter 2012	$46.39	$33.11
Second Quarter 2012	$46.13	$35.97
Third Quarter 2012	$53.77	$38.44
Fourth Quarter 2012 (through October 31, 2012)	$56.00	$50.47

We paid a final dividend of $0.10 per ordinary share for fiscal year 2010 on May 26, 2011. We paid interim dividends of $0.20 per ordinary share on September 7, 2011 and $0.25 per ordinary share on December 16, 2011. We paid a special dividend of $4.50 per ordinary share on December 16, 2011. We paid interim dividends of $0.25 per ordinary share on March 30, 2012 and $0.40 per ordinary share on June 11 and September 24, 2012, respectively. Additionally, on October 26, 2012 we announced that our Supervisory Board has authorized our Management Board to declare and pay a special dividend of $2.75 per ordinary share, to be paid on December 11, 2012 to shareholders of record as of November 19, 2012. The payment of dividends or distributions in the future will be subject to the requirements of Dutch law and the discretion of our shareholders (in the case of annual dividends), our Management Board and Supervisory Board. The declaration of any future cash dividends and, if declared, the amount of any such dividends, will depend upon general business conditions, our financial condition, our earnings and cash flow, our capital requirements, financial covenants and other contractual restrictions on the payment of dividends or distributions.

There can be no assurance that any dividends or distributions on our ordinary shares will be declared or paid in the future.

SELLING SHAREHOLDERS

The table below sets forth information with respect to the beneficial ownership of our ordinary shares held by the selling shareholders as of October 31, 2012.

In the table below, the percentage of shares beneficially owned is based on 575,180,918 shares of our ordinary shares outstanding as of October 31, 2012, determined in accordance with Rule 13d-3 of the Exchange Act. Under that rule, beneficial ownership includes any ordinary shares over which the shareholder has sole or shared voting power or investment power and also any ordinary shares which the shareholder has the right to acquire within sixty days of such date through the exercise of any options or other rights. Unless otherwise indicated below, each shareholder has sole voting and investment power with respect to the ordinary shares shown as beneficially owned.

We and the selling shareholders are party to a nomination agreement that allows them to select individuals for nomination to our Supervisory Board in certain circumstances. Additional information about relationships with the selling shareholders is disclosed under “Supervisory Board of Directors” and “Director, Director Nominee and Management Share Ownership” in our Proxy Statement for the 2012 Annual General Meeting of Shareholders and “Description of Capital Stock” in the accompanying prospectus.

Under the terms of the Registration Rights Agreement dated as of April 30, 2010 between us and certain of our shareholders, including the selling shareholders, we will pay all expenses of the registration of the ordinary shares, including SEC filings fees, except that the selling shareholders will pay all underwriting discounts and selling commissions, if any.

	Before Offering(1)			After Offering(1)
Name	Number of Shares Beneficially Owned	Percentage of Shares Owned	Shares Offered Hereby	Shares Owned After Offering	Percentage of Shares Owned After Offering
Apollo Funds(2)	153,694,780	26.7%	20,000,000	133,694,780	23.2%

(1)	All percentages are based on an aggregate of 575,180,918 ordinary shares issued and outstanding on October 31, 2012.
(2)

Represents ordinary shares held of record by ACLF/Lyondell S.à.r.l. (“ACLF/Lyondell”), ACLF Co-Invest/Lyondell S.à.r.l. (“ACLF Co-Invest”), LeverageSource Holdings Series III (Lux) S.à r.l. (“LeverageSource Series III”), LeverageSource XI (N), L.P. (“LeverageSource N”), AIE Eurolux S.à r.l. (“AIE Eurolux”), LeverageSource XI S.à.r.l. (“LS XI”), LeverageSource III S.à.r.l. (“LS III”), LeverageSource Holdings, L.P. (“LS Holdings”), ACLF Co-Investment Fund, L.P. (“Co-Investment Fund”), Apollo Credit Funding I Ltd. (“Apollo CF I”) and Stone Tower CDO II Ltd. (“Stone Tower CDO,” and together with ACLF/Lyondell, ACLF Co-Invest, LeverageSource Series III, LeverageSource N, AIE Eurolux, LS XI, LS III, LS Holdings, Co-Investment Fund and Apollo CF I, the “Apollo Funds”). The total number of ordinary shares being offered by the Apollo Funds includes: 9,169,796 ordinary shares held by LeverageSource Series III, 398,711 ordinary shares held by ACLF/Lyondell, 365,585 ordinary shares held by ACLF Co-Invest, 66,112 ordinary shares held by AIE Eurolux and 9,999,796 ordinary shares held by LeverageSource N. Each of the Apollo Funds is an affiliate of Apollo Global Management, LLC. Apollo Management Holdings, L.P. (“Management Holdings”) is the general partner or manager of various Apollo investment managers that manage five of the Apollo Funds. Apollo Principal Holdings II, L.P. (“Principal II”) is the sole member or stockholder of various Apollo investment advisors that, indirectly through various affiliated investment advisors, provide investment advisor services and in some cases serve as the general partner of various Apollo investment funds, including two of the Apollo Funds. Apollo Principal Holdings III, L.P.

(“Principal III”) is the sole member or stockholder of various Apollo investment advisors that, indirectly through various affiliated investment advisors, provide investment advisor services, including indirectly through the investment manager of four of the Apollo Funds. The general partner of Management Holdings is Apollo Management Holdings GP, LLC. The general partner of Principal II is Apollo Principal Holdings II GP, LLC and the general partner of Principal III is Apollo Principal Holdings III GP, Ltd. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers, of Apollo Management Holdings GP, LLC, the managers of Apollo Principal Holdings II GP, LLC, and the directors of Apollo Principal Holdings III GP, Ltd, and as such may be deemed to have voting and dispositive control of the ordinary shares held by the Apollo Funds. Each of the Apollo Funds disclaims beneficial ownership of the ordinary shares held by the other Apollo Funds, and each of the Apollo investment managers and investment advisors, including Management Holdings, Principal II, Principal III, Apollo Management Holdings GP, LLC, Apollo Principal Holdings II GP, LLC and Apollo Principal Holdings III GP, Ltd, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of the ordinary shares held by the Apollo Funds. The address for each of ACLF/Lyondell, ACLF Co-Invest, LeverageSource Series III, AIE Eurolux, LS XI and LS III is 44, Avenue John F. Kennedy, L-1885, Luxembourg. The address for each of LeverageSource N, Principal Holdings III and Apollo Principal Holdings III GP, Ltd. is c/o Intertrust Corporate Services (Cayman) Limited, 87 Mary Street, George Town, Grand Cayman, KY1-9005. The address for each of Apollo CF I and Stone Tower CDO is c/o Deutsche Bank (Cayman) Limited, Boundary Hall, Cricket Square, P.O. Box 1984, George Town, Grand Cayman KY1-1104, Cayman Islands. The address for each of LS Holdings, Co-Investment Fund, Principal II and Apollo Principal Holdings II GP, LLC is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address for each of Management Holdings and Apollo Management Holdings GP, LLC, and Messrs. Black, Harris and Rowan, is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

CERTAIN TAX CONSEQUENCES

Material U.S. Federal Income Tax Considerations

Scope of Discussion

The following discussion summarizes the material U.S. federal income tax consequences relating to the ownership and disposition of our ordinary shares. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”), Treasury Regulations promulgated under the U.S. Tax Code, court decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to U.S. Holders (as defined below) that (1) purchase our ordinary shares in this offering for the price set forth on the cover page of this prospectus supplement and (2) hold our ordinary shares as “capital assets” within the meaning of U.S. Tax Code Section 1221 (generally, for investment purposes).

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to U.S. Holders in light of their particular circumstances or to U.S. Holders who may be subject to special treatment under U.S. federal income tax laws, such as:

•	financial institutions;

•	tax-exempt organizations;

•	S corporations, entities or arrangements treated as partnerships or any other pass-through entities for U.S. federal income tax purposes;

•	insurance companies;

•	dealers in stocks and securities;

•	traders in securities that elect the mark-to-market method of accounting for their securities;

•	persons that are subject to the alternative minimum tax provisions of the U.S. Tax Code;

•	persons that own, actually or under applicable constructive ownership rules, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	persons that have a functional currency other than the U.S. dollar;

•	personal holding companies;

•	regulated investment companies;

•	real estate investment trusts; or

•	persons that hold our ordinary shares as part of a conversion or constructive sale transaction, straddle, wash sale or other risk reduction transaction.

If a partnership (including an entity or other arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships that are beneficial owners of our ordinary shares are urged to consult their own tax advisors regarding the U.S. federal income tax consequences to them of owning and disposing of our ordinary shares.

This discussion does not address any aspect of non-income taxation or state, local or foreign taxation. No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences relating to the ownership or disposition of our ordinary shares. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES IN LIGHT OF YOUR OWN SITUATION.

U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to U.S. Holders of our ordinary shares. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is:

•	an individual U.S. citizen or resident alien;

•	a corporation or other entity created or organized under U.S. law (federal or state, including the District of Columbia) and treated as a corporation for U.S. federal income tax purposes;

•	an estate whose worldwide income is subject to U.S. federal income tax; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Ordinary Shares

Subject to the discussion under “—Passive Foreign Investment Company Considerations” below, the gross amount of a distribution paid with respect to our ordinary shares, including the full amount of any Dutch withholding tax imposed on such amount, will be a dividend for U.S. federal income tax purposes to the extent of our current-year or accumulated earnings and profits (as determined for U.S. tax purposes). Distributions in excess of our current-year and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in our ordinary shares and will reduce (but not below zero) such basis. A distribution in excess of our current-year and accumulated earnings and profits and the U.S. Holder’s tax basis in our ordinary shares will be treated as capital gain from the sale or exchange of such shares.

We currently expect that a portion of the dividends paid or expected to be paid by us during 2012 will exceed our current and accumulated earnings and profits and therefore represent a return of capital. We expect that at least two-thirds of our total projected dividend payments in 2012 will be paid out of current and accumulated earnings and profits and therefore treated as dividend income for U.S. federal income tax purposes. However, the determination of the actual characterization of distributions made during 2012 cannot be finally determined until after the close of the year, and will be reflected in the 2012 Forms 1099-DIV that are issued in early 2013. Regardless of the amount treated as a return of capital for U.S. federal income tax purposes, we expect the entire amount of the dividends we pay in 2012 to be subject to Dutch withholding tax as discussed under “—Dutch Tax Considerations—Withholding Tax.”

Generally, dividends paid with respect to our ordinary shares will be includible in the gross income of a U.S. Holder on the day on which the dividends are received by such holder. With respect to non-corporate U.S. Holders, for taxable years beginning before January 1, 2013, dividends with respect to our ordinary shares will generally be “qualified dividend income” that is eligible for the maximum 15% capital gain rate, provided that we are a “qualified foreign corporation” and certain holding period and other requirements are satisfied. We will be treated as a qualified foreign corporation only if we are (1) not a passive foreign investment company (a “PFIC”) in the year of the distribution or the preceding taxable year and (2) either (a) our ordinary shares are readily tradable on an established securities market in the United States, such as the New York Stock Exchange, or (b) we are eligible for the benefits of the income tax treaty between the United States and The Netherlands. We believe that we will be treated as a qualified foreign corporation because we believe that (1) we will not, as discussed below, be treated as a PFIC for the current taxable year or for any future taxable year and (2) our ordinary shares are and will continue to be readily tradable on the New York Stock Exchange. U.S. Holders are urged to consult their own tax advisors regarding the availability of the lower capital gain rate applicable to qualified dividend income for any distributions we pay with respect to our ordinary shares prior to January 1, 2013. Dividends received by a corporate U.S. Holder will not be eligible for the dividends-received deduction that is generally allowed to U.S. corporate shareholders on dividends received from a domestic corporation.

Foreign Tax Credit

Generally, taxable dividends paid with respect to our ordinary shares will constitute foreign-source income and will be considered passive category income for purposes of computing the foreign tax credit allowable to U.S. Holders. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating a U.S. Holder’s foreign tax credit limitation will generally be limited to the gross amount of the taxable dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. However, at least a portion of the dividends paid with respect to our ordinary shares may be U.S.-source income because more than a de minimis amount of our earnings and profits out of which the dividends are paid may be from sources within the United States if it is determined that U.S. persons own 50% or more of our ordinary shares. A U.S. Holder may be unable to determine what portion of a dividend from us is treated as foreign-source income for U.S. federal income tax purposes. To the extent that a U.S. Holder is unable to establish that all or any portion of a dividend from us is foreign-source income, the value of any potential foreign tax credit attributable to Dutch (or other) withholding taxes on our dividends, including the special dividend of $2.75 per ordinary share expected to be paid on December 11, 2012 that our Supervisory Board authorized our Management Board to declare and pay, could be severely limited. Subject to limitations, Dutch withholding tax on dividends (which, together with the income tax treaty between the United States and The Netherlands, is discussed under “—Dutch Tax Considerations” below) will be treated for U.S. tax purposes as a foreign tax that may be claimed as a foreign tax credit against the U.S. federal income tax liability of a U.S. Holder. The ability of U.S. Holders to claim the foreign tax credit with respect to our dividends may be subject to significant limitations. In lieu of claiming a credit, a U.S. Holder may claim a deduction of foreign taxes paid in the taxable year, but only for a taxable year in which such U.S. Holder elects to do so with respect to all foreign income taxes paid or accrued in such taxable year. The calculation of foreign tax credits involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders are urged to consult their own tax advisors regarding the availability of foreign tax credits.

Dispositions of Our Ordinary Shares

Subject to the discussion under “—Passive Foreign Investment Company Considerations” below, U.S. Holders of our ordinary shares generally will recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of our ordinary shares equal to the difference between (1) the amount of cash plus the fair market value of any other property received by the U.S. Holder in the sale, exchange or other disposition and (2) such U.S. Holder’s adjusted tax basis in our ordinary shares. A U.S. Holder’s adjusted tax basis in our ordinary shares will generally equal such U.S. Holder’s original purchase price for such shares, adjusted as described under “—Distributions on Our Ordinary Shares” above.

Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for our ordinary shares exceeds one year. Long-term capital gain of non-corporate U.S. Holders is generally subject to tax at a reduced rate. There are limitations on the deductibility of capital losses. Any such gain or loss will generally be treated as U.S.-source income or loss.

Passive Foreign Investment Company Considerations

The treatment of U.S. Holders of our ordinary shares could differ materially and adversely from that described above if, at any relevant time, we were a passive foreign investment company (a “PFIC”). For U.S. tax purposes, we would be a PFIC for any taxable year in which either (1) 75% or more of our gross income is passive income (generally, dividends, interest and gains from the sale or exchange of investment property and certain rents and royalties) or (2) the average percentage (based on quarterly measurements) of the value of our assets that produce or that are held for the production of passive income is at least 50%. For this purpose, we are deemed to own our proportionate share of the assets and to receive directly our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% of the value of the stock.

Based on estimates of our gross income, the nature and value of our assets, the manner in which we conduct our business and our expectation for the manner in which such business will be conducted in the future, we believe that we will not be treated as a PFIC for the current taxable year or for any future taxable years. However, the tests for determining PFIC status are applied annually, and it is difficult accurately to predict future income and assets relevant to this determination. Accordingly, we cannot assure U.S. Holders that we will not be a PFIC for the current taxable year or become a PFIC for any future taxable years.

If we were treated as a PFIC for any taxable year, then a U.S. Holder would be subject to special, adverse tax rules with respect to (1) any excess distribution (generally, the portion of any distributions received by the U.S. Holder with respect to our ordinary shares in excess of 125% of the average annual distributions received by the U.S. Holder with respect to our ordinary shares in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for our ordinary shares) and (2) any gain realized on the sale, exchange or other disposition of our ordinary shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s holding period in the ordinary shares;

•	the amount allocated to the current taxable year, and any taxable year before the first taxable year in which we were a PFIC, would be taxed as ordinary income in the current year; and

•

the amount allocated to each of the other taxable years would be subject to U.S. federal income tax at the highest rate of tax on ordinary income in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed on the resulting tax liability as if that tax liability had been due for each such other taxable year.

Unless a U.S. Holder makes a “qualified electing fund” or “mark-to-market” election with respect to the ordinary shares, a U.S. Holder that holds ordinary shares during a period in which we are a PFIC will be subject to the foregoing rules for that period and all subsequent taxable years in which the U.S. Holder holds ordinary shares, even if we cease to be a PFIC. Classification as a PFIC may also have other adverse tax consequences, including, in the case of individual U.S. Holders, the denial of a step-up in the basis of the ordinary shares at death. U.S. Holders are urged to consult their own tax advisors regarding the PFIC rules.

Information Reporting and Backup Withholding

Dividends on our ordinary shares paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the U.S. Holder (1) is a corporation or other exempt recipient and, when required, demonstrates this fact or (2) provides a taxpayer identification number and satisfies certain certification requirements. Information reporting requirements and backup withholding may also apply to the cash proceeds of a sale of the ordinary shares.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided that such U.S. Holder furnishes certain required information to the IRS.

Certain Information Reporting Requirements

Legislation enacted in 2010 requires certain U.S. Holders who are individuals that hold “specified foreign financial assets” with values in excess of certain dollar thresholds to report to the IRS information relating to their investment in such assets. “Specified foreign financial assets” include any financial accounts held at a foreign financial institution, as well as interests in foreign issuers that are not held in accounts maintained by financial institutions. Under certain circumstances, an entity may be treated as an individual for purposes of these rules. U.S. Holders are urged to consult their own tax advisors regarding the effect, if any, of this legislation on their investment in our ordinary shares.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates or trusts will be subject to a 3.8% tax (the “Medicare tax”) on all or a portion of their “net investment income,” which may include all or a portion of their dividends on our ordinary shares and net capital gains from the disposition of our ordinary shares. U.S. Holders that are individuals, estates or trusts are urged to consult their own tax advisors regarding the applicability of the Medicare tax to their income and gains in respect of their investment in our ordinary shares.

Dutch Tax Considerations

The following is intended as general information only and it does not purport to present any comprehensive or complete description of all aspects of Dutch tax law which could be of relevance to a holder of ordinary shares. For Dutch tax purposes, a holder of ordinary shares may include an individual or entity who does not have the legal title of the ordinary shares, but to whom nevertheless the ordinary shares are attributed based either on such individual or entity holding a beneficial interest in the ordinary shares or based on specific statutory provisions, including statutory provisions pursuant to which ordinary shares are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the ordinary shares.

Prospective shareholders should therefore consult their tax adviser regarding the tax consequences of any purchase, ownership or disposal of ordinary shares.

The following summary is based on the Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date hereof, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

For the purpose of this paragraph, “Dutch Taxes” shall mean taxes of whatever nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

Any reference hereafter made to a treaty for the avoidance of double taxation concluded by the Netherlands, includes the Tax Regulation for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk), the Tax Regulation for the country of the Netherlands (Belastingregeling voor het land Nederland) and the agreement between the Taipei Representative Office in the Netherlands and the Netherlands Trade and Investment Office in Taipei for the avoidance of double taxation.

Withholding Tax

General

A shareholder is generally subject to Dutch dividend withholding tax at a rate of 15 percent on dividends distributed by the Company. Generally, the Company is responsible for the withholding of such dividend withholding tax at source; the dividend withholding tax is for the account of the shareholder.

Dividends distributed by the Company include, but are not limited to:

(i)	distributions of profits in cash or in kind, whatever they be named or in whatever form;

(ii)	proceeds from the liquidation of the Company, or proceeds from the repurchase of ordinary shares by the Company, in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

(iii)	the par value of ordinary shares issued to a shareholder or an increase in the par value of ordinary shares, to the extent that no contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

(iv)	partial repayment of paid-in capital, that is:

•	not recognized for Dutch dividend withholding tax purposes, or

•	recognized for Dutch dividend withholding tax purposes, to the extent that the Company has “net profits” ( zuivere winst ), unless:

(a)	the general meeting of shareholders has resolved in advance to make such repayment, and

(b)	the par value of the ordinary shares concerned has been reduced with an equal amount by way of an amendment to the articles of association of the Company.

The term “net profits” includes anticipated profits that have yet to be realized.

Notwithstanding the above, no withholding is required in the event of a repurchase of ordinary shares, if certain conditions are fulfilled.

If a shareholder is resident or deemed to be resident in the Netherlands or, in case of an individual, has opted to be treated as if resident in Netherlands, such shareholder is generally entitled to an exemption or a full credit for any Dutch dividend withholding tax against his Dutch income tax or corporate income tax liability and to a refund of any residual Dutch dividend withholding tax.

If a shareholder is resident in a country other than the Netherlands under circumstances exemptions from, reduction in or refunds of, dividend withholding tax may be available pursuant to Dutch domestic law or a treaty for avoidance of double taxation between the Netherlands and that country.

U.S. Holders

A U.S. Holder who is entitled to the benefits of the 1992 Double Taxation Treaty between the U.S. and The Netherlands, as amended most recently by the Protocol signed March 8, 2004 (the “Treaty”), will be entitled to a reduction in the Dutch withholding tax by way of an exemption, reduction or refund, as follows:

•

if the U.S. Holder is an exempt pension trust as described in article 35 of the Treaty, or an exempt organization as described in article 36 of the Treaty, the U.S. shareholder will be exempt from Dutch dividend withholding tax;

•

if the U.S. Holder is a company which holds directly at least 10 percent but less than 80 percent of the voting power in the Company, the U.S. Holder will be subject to Dutch withholding tax at a rate not exceeding 5 percent;

•

if the U.S. Holder is a company which holds directly at least 80 percent of the voting power in the Company and certain other conditions are met, the U.S. Holder will be exempt from Dutch dividend withholding tax; and

•	in all other cases, the U.S. Holder will be subject to Dutch dividend withholding tax at a rate not exceeding 15 percent.

U.S. Holders qualifying for a reduction in the Dutch withholding tax may generally claim (i) an exemption or reduction at source, or (ii) a refund, by filing, through the withholding agent as mentioned in article 9 of the Dutch Dividend Withholding Tax Act 1965, a completed and signed copy of one of the following forms within three years after the end of the calendar year in which the withholding tax was levied:

•	if the U.S. Holder is an exempt pension trust as described in article 35 of the Treaty: Form IB 96 USA; or

•	if the U.S. Holder is an exempt organization as described in article 36 of the Treaty: Form IB 95 USA.

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch income tax or corporate income tax, exemption from, reduction in or refund of, Dutch dividend withholding tax will be granted if the recipient of the dividend paid by the Company is not considered to be the beneficial owner (uiteindelijk gerechtigde) of such dividends as meant in these rules.

Taxes on income and capital gains

The description of taxation set out in this section is not intended for any shareholder who is an individual and for whom the income or capital gains derived from the ordinary shares are attributable to employment activities, the income from which is taxable in the Netherlands.

A shareholder will not be subject to Dutch Taxes on income or capital gains in respect of the ownership and disposal of the ordinary shares, other than Dutch dividend withholding tax as described above, except if:

(i)	the shareholder is, or is deemed to be, resident in the Netherlands for Dutch income tax or corporate income tax purposes;

(ii)	if the shareholder is an individual, the shareholder has opted to be treated as if resident in the Netherlands for Dutch income tax purposes;

(iii)	the shareholder derives profits from an enterprise, whether as entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the ordinary shares are attributable;

(iv)	the shareholder is an individual and derives benefits from miscellaneous activities (resultaat uit overige werkzaamheden) carried out in the Netherlands in respect of the ordinary shares, including, without limitation, activities which are beyond the scope of active portfolio investment activities;

(v)	the shareholder is not an individual and is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, which is effectively managed in the Netherlands other than by way of the holding of securities;

(vi)	the shareholder is an individual and is entitled to a share in the profits of an enterprise that is effectively managed in the Netherlands, other than by way of securities and to which the ordinary shares are attributable; or

(vii)	the shareholder has a (fictitious) substantial interest in the Company, which is not attributable to the assets of an enterprise (misbruik).

Generally, a shareholder has a substantial interest (aanmerkelijk belang) if such shareholder, alone or together with his partner, directly or indirectly;

(i)	owns, or holds certain rights on, ordinary shares representing five percent or more of the total issued and outstanding capital of the Company, or of the issued and outstanding capital of any class of ordinary shares of the Company; or

(ii)	holds rights to acquire ordinary shares, whether or not already issued, representing five percent or more of the total issued and outstanding capital of the Company, or of the issued and outstanding capital of any class of ordinary shares of the Company; or

(iii)	owns, or holds certain rights on, profit participating certificates that relate to five percent or more of the annual profit of the Company or to five percent or more of the liquidation proceeds of the Company.

A shareholder will also have a substantial interest if his partner or one of certain relatives of the shareholder or of his partner has a substantial interest.

Generally, a shareholder has a fictitious substantial interest (fictief aanmerkelijk belang) in the Company if, without having an actual substantial interest in the Company:

(i)	an enterprise has been contributed to the Company in exchange for ordinary shares on an elective non-recognition basis;

(ii)	the ordinary shares have been obtained under inheritance law or matrimonial law, on a non-recognition basis, while the previous shareholder had a substantial interest in the Company;

(iii)	the ordinary shares have been acquired pursuant to a share merger, legal merger or legal demerger, on an elective non-recognition basis, while the shareholder prior to this transaction had a substantial interest in an entity that was party thereto; or

(iv)	the ordinary shares held by the shareholder, prior to dilution, qualified as a substantial interest and, by election, no gain was recognized upon disqualification of these ordinary shares.

Other Taxes and Duties

No other Dutch Taxes, including turnover tax and taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by or on behalf of a shareholder by reason only of the purchase, ownership and disposal of the ordinary shares.

Residency

A shareholder will not become resident, or deemed resident in the Netherlands for tax purposes by reason only of holding the ordinary shares.

UNDERWRITING

The Company, the selling shareholders and Deutsche Bank Securities Inc., the underwriter, have entered into an underwriting agreement with respect to the ordinary shares being offered. Subject to certain conditions, the underwriter has agreed to purchase all of the 20,000,000 ordinary shares offered hereby.

The underwriter proposes to offer the ordinary shares offered hereby from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter may effect such transactions by selling the ordinary shares to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of ordinary shares for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriter purchases ordinary shares and the price at which the underwriter resells such shares may be deemed underwriting compensation.

The selling shareholders have agreed with the underwriter, subject to certain exceptions described below, not to offer, issue, sell, pledge, grant any option to purchase, dispose of or hedge, directly or indirectly, any of their ordinary shares or securities convertible into or exchangeable for ordinary shares during the period continuing through the date 30 days after the date of this prospectus supplement, except with the prior written consent of the underwriter.

The selling shareholder lock-up does not apply to (i) sales of ordinary shares acquired by the selling shareholder in the open market; (ii) transfers to (A) to a family member or trust, (B) as a bona fide gift or gifts, (C) by will or intestate succession or (D) pursuant to a sale of 100% of the outstanding ordinary shares (including, without limitation, in connection with a tender offer for such ordinary shares or by way of merger of the Company with another person) to a third party or group of third parties that are not affiliates of the Company, provided that the opportunity to participate in such sale, tender offer, merger or other such transaction is offered to all holders of ordinary shares or, with respect to any statutory merger of consolidation in which the Company is a constituent company, the participation of holders of ordinary shares is not voluntary (or is otherwise pursuant to an exercise of dissenters’ rights applicable to any such statutory merger or consolidation); (iii) transfers to a nominee or custodian of the selling shareholders; (iv) transfers to any wholly-owned subsidiary or any shareholders, partners, members or similar persons of the selling shareholders; and (v) the ordinary shares to be sold by the selling shareholders in this offering; and (vi) any sale, transfer of other disposition of ordinary shares by any of the selling shareholders or their transferees (in an aggregate amount for all such ordinary shares not to exceed 150,000 ordinary shares); provided that: (A) for the purposes of clauses (ii), (iii) and (iv), it shall be a condition to such transfer that the transferee (if not already subject to the lock-up) executes and delivers to the underwriter a written agreement that is satisfactory to the underwriter stating that the transferee is receiving and agrees to hold such ordinary shares subject to and in accordance with the provisions and restrictions of the lock-up and that there shall be no further transfer of such Lock-Up Securities except in accordance with the lock-up, provided that for the purposes of subclause (ii)(D), such agreement shall terminate at such time as such third party or group of third parties have acquired 100% of the outstanding ordinary shares; (B) for the purposes of clauses (ii)(A) through (C), (iii) and (iv), any such transfer shall not involve a disposition for value; and (C) for the purposes of clauses (i) through (iv) (except for subclause (ii)(D)), no filing under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer and no other public filing, report or announcement regarding such transfer is voluntarily effected by any party to such transfer.

In connection with the offering, the underwriter may purchase and sell ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of ordinary shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional ordinary shares from the selling shareholders in the offering. The underwriter may close out any covered short position by either exercising its option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the underwriter will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase additional ordinary shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriter must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriter in the open market prior to the completion of the offering.

The underwriter may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriter a portion of the underwriting discount received by it because the representatives have repurchased ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of our ordinary shares, and together with the imposition of the penalty bid may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

The Company estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $350,000. The Company and the selling shareholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company or the selling shareholders. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than € 43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The ordinary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

LEGAL MATTERS

De Brauw Blackstone Westbroek N.V., Amsterdam, The Netherlands, will pass upon the validity of the securities offered under this prospectus supplement. Certain legal matters in connection with the securities offered under this prospectus supplement will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters in connection with the ordinary shares offered under this prospectus supplement will be passed upon for the underwriter by Davis Polk & Wardwell LLP, New York, New York. Neither Baker Botts L.L.P. nor Davis Polk & Wardwell LLP is passing on any matters of Dutch law and both are relying on the opinion of De Brauw Blackstone Westbroek as to all matters of Dutch law, and De Brauw Blackstone Westbroek is not passing on any matters other than those governed by Dutch law. Certain matters with respect to the Apollo Funds will be passed upon by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

The consolidated financial statements of (i) the predecessor of LyondellBasell Industries N.V. and (ii) LyondellBasell Industries N.V. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to LyondellBasell Industries N.V.’s Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the reports (each of which contains an explanatory paragraph relating to the Company’s emergence from bankruptcy and adoption of fresh-start accounting as described in Note 22 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

LyondellBasell Industries N.V.

ORDINARY SHARES

DEBT SECURITIES

WARRANTS

GUARANTEES

UNITS

We or selling securityholders may from time to time offer to sell the securities listed above in one or more classes or series in amounts, at prices and on terms that will be determined at the time of the offering.

Each time we or a selling securityholder sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our ordinary shares are listed on the New York Stock Exchange under the symbol “LYB.”

You should consider carefully the risk factors included in our periodic reports filed with the SEC and the applicable prospectus supplement before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 7, 2011.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement or amendment. We have not authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but our business, financial condition or results of operations may have changed since that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions.

We based the forward-looking statements on our current expectations, estimates and projections about ourselves and the industries in which we operate in general. We caution you these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	if we are unable to comply with the terms of our credit facilities and other financing arrangements, those obligations could be accelerated, which we may not be able to repay;

•

we may be unable to incur additional indebtedness or obtain financing on terms that we deem acceptable, including for refinancing of our current obligations; higher interest rates and costs of financing would increase our expenses;

•	our ability to implement business strategies may be negatively affected or restricted by, among other things, governmental regulations or policies;

•

the cost of raw materials represent a substantial portion of our operating expenses, and energy costs generally follow price trends of crude oil and natural gas; price volatility can significantly affect our results of operations and we may be unable to pass raw material and energy cost increases on to our customers;

•	industry production capacities and operating rates may lead to periods of oversupply and low profitability;

•	uncertainties associated with worldwide economies create increased counterparty risks, which could reduce liquidity or cause financial losses resulting from counterparty exposure;

•	the negative outcome of any legal, tax and environmental proceedings may increase our costs;

•

we may be required to reduce production or idle certain facilities because of the cyclical and volatile nature of the supply-demand balance in the chemical and refining industries, which would negatively affect our operating results;

•

we may face operating interruptions due to events beyond our control at any of our facilities, which would negatively impact our operating results, and because the Houston refinery is our only North American refining operation, we would not have the ability to increase production elsewhere to mitigate the impact of any outage at that facility;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring significant capital expenditures;

•	we face significant competition due to the commodity nature of many of our products and may not be able to protect our market position or otherwise pass on cost increases to our customers;

•	we rely on continuing technological innovation, and an inability to protect our technology, or others’ technological developments could negatively impact our competitive position; and

•

we are subject to the risks of doing business at a global level, including fluctuations in exchange rates, wars, terrorist activities, political and economic instability and disruptions and changes in governmental policies, which could cause increased expenses, decreased demand or prices for our products and/or disruptions in operations, all of which could reduce our operating results.

Any of these factors, or a combination of these factors, could materially affect our future results of operations (including those of our joint ventures) and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of future performance, and our actual results and future developments (including those of our joint ventures) may differ materially from those projected in the forward-looking statements. Our management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.

All subsequent written and oral forward looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 regarding the securities. This prospectus does not contain all of the information found in the registration statement. For further information regarding LyondellBasell and the securities offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. LyondellBasell’s registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s web site.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus.

We incorporate by reference in this prospectus the following documents that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 18, 2011;

•

Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, as filed with the SEC on May 6, 2011, August 15, 2011 (as amended by Amendment No. 1 filed on September 12, 2011) and November 1, 2011 respectively;

•	Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 25, 2011; and

•

Current Reports on Form 8-K filed with the SEC on January 19, 2011, April 1, 2011, May 10, 2011, May 18, 2011, June 8, 2011, June 22, 2011 (as amended by Amendment No. 1 filed August 15, 2011), October 3, 2011, October 11, 2011, October 21, 2011 (2 Current Reports), November 8, 2011, November 9, 2011 and November 17, 2011.

•	Description of our ordinary shares contained in Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 filed with the SEC on September 6, 2011 (File No. 333-170130).

The Annual Report contains important information about LyondellBasell, including its consolidated financial statements for the year ended December 31, 2010 and its financial condition and results of operations. Additionally, the proxy statement includes information about the company’s governance and its executive compensation.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number and may view the documents by accessing our website at www.lyondellbasell.com:

LyondellBasell Industries N.V.

c/o Lyondell Chemical Company

1221 McKinney Street, Suite 700

Houston, Texas 77010

Attn: Secretary to the Supervisory Board

(713) 309-7200

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time up to an indeterminate dollar amount.

The types of securities that we or selling securityholders may offer and sell from time to time pursuant to this prospectus are:

•	ordinary shares;

•	debt securities;

•	warrants;

•	guarantees; and

•	units consisting of any of the securities listed above.

Each time we or selling securityholders sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we or selling securityholders propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we or selling securityholders will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus (i) by means of a post-effective amendment to the registration statement of which this prospectus is a part; (ii) through filings we make with the SEC that are incorporated by reference into this prospectus; or (iii) by any other method as may then be permitted under applicable law, rules or regulations.

THE COMPANY

LyondellBasell Industries N.V. is a public company with limited liability (naamloze vennootschap) incorporated under Dutch law by deed of incorporation dated October 15, 2009.

LyondellBasell Industries N.V. is the world’s third largest independent chemical company based on revenues and an industry leader in many of our product lines. LyondellBasell Industries N.V. is a top worldwide producer of propylene oxide, polyethylene, ethylene and propylene and the world’s largest producer of polypropylene and polypropylene compounds. Additionally, LyondellBasell Industries N.V. is a leading provider of technology licenses and a supplier of catalysts for polyolefin production. LyondellBasell Industries N.V.’s refinery in Houston, Texas is among North America’s largest full conversion refineries capable of processing significant quantities of heavy, high-sulfur crude oil. LyondellBasell Industries N.V. participates in the full petrochemical value chain, from refining to specialized end uses of petrochemical products, and believes that its vertically integrated facilities, broad product portfolio, manufacturing flexibility, superior technology base and operational excellence allow us to extract value across the full value chain.

LyondellBasell Industries N.V.’s executive offices are located at Weena 737, 3013 AM Rotterdam, The Netherlands. LyondellBasell Industries N.V.’s telephone number is 31-10-713-62-59 and its internet address is www.lyondellbasell.com.

LyondellBasell Industries N.V. was formed to serve as the parent holding company for certain subsidiaries of LyondellBasell Industries AF S.C.A. (“LyondellBasell AF”) after completion of proceedings under chapter 11 of title 11 of the United States Bankruptcy Code. LyondellBasell AF and 93 of its subsidiaries were debtors (the “Debtors”) in jointly administered bankruptcy cases in the United States Bankruptcy Court in the Southern District of New York (the “Banktupcy Cases”) . Other subsidiaries of LyondellBasell AF were not involved in the Bankruptcy Cases. On April 23, 2010, the Bankruptcy Court approved our Third Amended and Restated Plan of Reorganization and we emerged from bankruptcy on April 30, 2010 (the date of our emergence from bankruptcy being the “Emergence Date”).

Prior to the Emergence Date, LyondellBasell Industries N.V. had not conducted any business operations. Accordingly, unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Emergence Date, as contained in this prospectus, reflect the actual historical consolidated results of operations and financial condition of LyondellBasell AF for the periods presented and do not give effect to the Plan of Reorganization or any of the transactions contemplated thereby or the adoption of “fresh-start” accounting. Thus, such financial information may not be representative of our performance or financial condition after the Emergence Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained in this prospectus relates to LyondellBasell Industries N.V. and its subsidiaries following the Emergence Date. When we use the terms “LyondellBasell Industries N.V.,” “we,” the “Company,” “us,” “our” or similar words in this prospectus, unless the context otherwise requires, we are referring to LyondellBasell Industries N.V. and its subsidiaries following emergence from the Bankruptcy Cases.

As of the Emergence Date, LyondellBasell AF’s equity interests in its indirect subsidiaries terminated and LyondellBasell Industries N.V. now owns and operates, directly and indirectly, substantially the same business as LyondellBasell AF owned and operated prior to emergence from the Bankruptcy Cases. References herein to “our” historical consolidated financial information (or data derived therefrom) should be read to refer to the historical financial information of LyondellBasell AF.

LyondellBasell Industries N.V. is the successor to the combination in December 2007 of Lyondell Chemical Company (“Lyondell Chemical”) and Basell AF S.C.A. (“Basell”), which created one of the world’s largest private petrochemical companies with significant worldwide scale and leading product positions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods:

	Successor			Predecessor
	Nine Months Ended September 30, 2011	May 1 through December 31, 2010	May 1 through September 30, 2010	January 1 through April 30, 2010	For the Year Ended
					December 31, 2009	December 31, 2008	December 31, 2007	December 31, 2006
Ratio of earnings to fixed charges(a)	7.16x	3.71x	3.97x	10.47x	—	—	3.44x	2.55x

(a)	For the years 2009 and 2008, earnings were insufficient to cover fixed charges by $4,076 million and $8,131 million, respectively.

We computed our consolidated ratios of earnings to fixed charges by dividing earnings available for fixed charges by fixed charges. For this purpose, earnings available for fixed charges consists of earnings before income taxes, undistributed earnings from affiliated companies’ non-controlling interests, cumulative effect of accounting changes, and fixed charges, excluding capitalized interest. Fixed charges are interest, whether expensed or capitalized, amortization of debt expense and discount on premium relating to indebtedness, and such portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case.

We did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented above.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of securities by us for general corporate purposes, which may include the repayment or refinancing of indebtedness, capital expenditures, acquisitions, repurchases or redemptions of our securities and working capital requirements. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions are summaries of material terms of our ordinary shares, with a par value of four eurocents (€0.04) each, our Articles of Association and Dutch law. The full text of our current Articles of Association has been filed with the SEC and is available, in Dutch and English, at our registered office in Rotterdam during regular business hours and is also available, in English, on our website: www.lyondellbasell.com.

Ordinary Shares

Our authorized share capital is fifty-one million euro (€51,000,000), consisting of one billion two hundred seventy five million (1,275,000,000) ordinary shares, each with a par value of four eurocents (€0.04). As of October 28, 2011, there were 577,441,527 shares outstanding.

Voting and Approval Rights

Generally, each shareholder is entitled to one vote for each ordinary share held on every matter submitted to a vote of shareholders, including election of members of the Management Board and Supervisory Board. The Supervisory Board is divided into three classes of approximately equal size. The three classes have initial terms of one, two and three years, respectively, with subsequent terms of three years each. There are no cumulative voting rights. Accordingly, the holders of a majority of voting rights will have the power to elect all members of the Management Board and the Supervisory Board who are standing for election.

Unless otherwise required by our Articles of Association or Dutch law, matters submitted for a vote at a general meeting of shareholders require the approval of a majority of the votes cast at the general meeting. Pursuant to Dutch law and our Articles of Association, both the Supervisory Board and holders of our ordinary shares have the right to approve decisions of the Management Board relating to (i) the transfer of all or substantially all our enterprise by way of a share or asset sale, consolidation or merger or otherwise, (ii) the entering into or termination of a long-lasting commercial relationship that is of essential importance to our business and (iii) the acquisition or disposition of shares or assets with a value of at least one-third of our consolidated asset value.

There are no laws currently in effect in The Netherlands or provisions in our Articles of Association limiting the rights of non-resident investors to hold or vote ordinary shares.

Dividends and Distributions

Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, may determine to allocate amounts to our reserves up to the amount of our annual profits. Out of our share premium reserve and other reserves available for shareholder distributions under Dutch law, the general meeting of shareholders may declare distributions after a proposal of the Management Board following approval from the Supervisory Board. We cannot pay dividends if the payment would reduce our shareholders’ equity below the aggregate par value of our outstanding ordinary shares, plus reserves (if any) required to be maintained by law. The Management Board, following approval from the Supervisory Board, may, subject to certain statutory provisions, distribute one or more interim dividends or other interim distributions before the accounts for any year have been approved and adopted at a general meeting of shareholders, in anticipation of the final dividend or final distribution. Rights to dividends and distributions that have not been collected within five years after the date on which they first became due and payable revert to us.

We paid a dividend of $0.10 per share in the second quarter of 2011 and a dividend of $0.20 per share in the third quarter of 2011. The payment of dividends or distributions in the future will be subject to the requirements of Dutch law and the discretion of our shareholders (in the case of annual dividends), our Management Board and Supervisory Board. The declaration of any future cash dividends and, if declared, the amount of any such dividends, will depend upon general business conditions, our financial condition, our earnings and cash flow, our capital requirements, financial covenants and other contractual restrictions on the payment of dividends or distributions. There can be no assurance that any dividends or distributions will be declared or paid in the future. Any future cash dividends or distributions will be paid in U.S. dollars.

Shareholder Meetings

Each shareholder and certain other parties designated under Dutch law will be permitted, either personally or through an attorney authorized in writing, to attend the general meeting of shareholders, to address said meetings and to exercise voting rights, subject to certain provisions of Dutch law and our Articles of Association.

Our general meetings of shareholders will be held in The Netherlands at least annually, within six months after the close of each financial year. Extraordinary general meetings of shareholders may be held as often as the

Management Board and/or the Supervisory Board deems necessary, or as otherwise provided for pursuant to Dutch law. One or more shareholders representing in the aggregate at least 10% of the issued share capital can request the Supervisory Board to convene a general meeting of shareholders. In addition, each of Access Industries (“Access”) and Apollo Management (“Apollo”) (two of our shareholders), can require the Supervisory Board to convene a general meeting of shareholders for so long as it holds, together with its affiliates, at least 5% of the issued share capital. In each such case, the Supervisory Board is required to publish a convening notice for such a general meeting of shareholders within four weeks of receipt from such shareholders of (i) a specified agenda for such general meeting of shareholders and, (ii) in the sole discretion of the Supervisory Board, compelling evidence of the number of shares held by such shareholder or shareholders. If such meeting is not held within six weeks of our receipt of such request, the shareholders requesting a meeting may petition a court in The Netherlands for an order directing the holding of such meeting; the court may order the holding of such a meeting if the persons requesting the meeting can demonstrate that they have a sufficient interest in holding a meeting with the agenda requested by them.

One or more shareholders representing solely or jointly at least 1% of the issued share capital or, as long as our shares are admitted to trading on the NYSE, shareholders whose shares represent a value of €50,000,000.00 or more, can request the Supervisory Board to place a matter on the agenda, provided that the Supervisory Board has received such request at least 60 days prior to the date of the general meeting of shareholders concerned.

Election and Tenure of Directors

The members of our Management Board are charged with managing our day-to-day affairs. The members of our Supervisory Board are charged with the supervision of the policy of the Management Board and of our general course of affairs.

The Supervisory Board shall determine the size of the Management Board, provided that the Management Board shall consist of at least one member. The Supervisory Board shall determine the size of the Supervisory Board; provided that the Supervisory Board shall consist of at least nine members and shall not have more than eleven members unless required in order to comply with (i) our Articles of Association, (ii) the terms of any binding nomination agreement and (iii) applicable law or regulation, including the NYSE listing standards.

Following the appointment of our initial Supervisory Board and Management Board, the general meeting of shareholders will appoint the member(s) of the Management Board upon the nomination of the Supervisory Board and, subject to the terms of any binding nomination agreements, the members of the Supervisory Board; provided that the Supervisory Board itself shall be entitled to appoint up to one-third of the members of the Supervisory Board in accordance with Dutch law, which appointments shall terminate on the date of the next following general meeting of shareholders.

We entered into a binding nomination agreement with affiliates of each of Access Industries and Apollo Management pursuant to which we agreed that (i) if it, together with its affiliates, owns 18% or more of our outstanding ordinary shares, it will have the right to nominate three members of the Supervisory Board; (ii) if it, together with its affiliates, owns at least 12% but less than 18% of our outstanding ordinary shares, it will have the right to nominate two members of the Supervisory Board; and (iii) if it, together with its affiliates, owns at least 5% but less than 12% of our outstanding ordinary shares, it will have the right to nominate one member of the Supervisory Board. The general meeting of shareholders may render such nomination non-binding by means of a resolution adopted by at least two-thirds of the valid votes cast, representing more than half of the issued capital. Currently, five of the members of our Supervisory Board were nominated in accordance with these agreements.

The general meeting of shareholders may dismiss, or suspend for a period of up to 3 months, a member of the Management Board or the Supervisory Board by a resolution adopted by at least two-thirds of the votes cast in a meeting where at least half of the issued share capital is represented. If the general meeting of shareholders has suspended a member of the Management Board or the Supervisory Board, the general meeting of shareholders shall within three months after the suspension has taken effect resolve either to dismiss such relevant member, or to terminate or continue the suspension, failing which the suspension shall lapse.

The Supervisory Board is divided into three classes, Class 1, Class 2 and Class 3. Class 1 members served a one-year initial term and stood for election at the 2011 Annual General Meeting, Class 2 members will serve a two-year initial term and stand for election at the annual meeting in 2012 and Class 3 members will serve a three-year initial term and stand for election at the annual meeting in 2013. Thereafter, unless the general meeting of shareholders, on the proposal of the Supervisory Board, determines that a member of the Supervisory Board shall be appointed for a longer period, a member of the Supervisory Board will be appointed for a maximum period of three years. There is no limit to the number of times a member of the Supervisory Board can be reappointed. The term of the initial Management Board will be five years; thereafter, a member will be appointed for a maximum period of four years. There is no limit to the number of times a member of the Management Board can be reappointed.

Subject to our Articles of Association, the Management Board and Supervisory Board may adopt rules and regulations governing the internal proceedings of each such constituency, including rules relating to voting on nominations of directors, board composition and governance.

Issuance of Ordinary Shares/Pre-emptive Rights

Our Articles of Association provide that our Supervisory Board has the authority to issue shares within the limits of up to twenty percent of our authorized share capital from time to time, for a period ending April 30, 2015. The designation of the Supervisory Board as being the body competent to issue shares may, by our Articles of Association or by a resolution of the general meeting of shareholders, be extended each time for a period not exceeding five years.

Under Dutch law and our Articles of Association, every holder of ordinary shares will have a preemptive right in the proportion that the aggregate amount of his ordinary shares bears to the total amount of shares outstanding. The preemptive right may be restricted or excluded by a resolution of the Supervisory Board for so long as the Supervisory Board is the competent body to issue shares. A holder of ordinary shares will not have a preemptive right to shares which are being issued against contribution other than in cash, to ordinary shares which will be issued to our employees or employees of one of our group companies and to ordinary shares which will be issued as a result of merger or demerger.

Repurchase of Ordinary Shares

The shareholders may delegate to the Management Board the authority, subject to certain restrictions contained in Dutch law and our Articles of Association, to cause us to acquire, for consideration, our own fully paid ordinary shares. Such authorization may not be granted for more than 18 months. In the authorization, the general meeting of shareholders shall determine how many shares thereof may be acquired, the manner in which they may be acquired and between what limits the price for such ordinary shares shall be.

The authorization will not be required for the acquisition of ordinary shares by us in order to transfer these to our employees in accordance with an employee share plan.

Subject to certain exceptions set forth in our Articles of Association, even with the authorization by the general meeting of the shareholders, the Management Board may only acquire our ordinary shares if it acquires shares pro rata on the same terms including price per share.

Capital Reduction

Upon proposal by the Management Board, following approval from the Supervisory Board, the general meeting of shareholders may reduce our issued share capital by cancellation of ordinary shares held by us, subject to certain statutory provisions. However, if less than one half of the issued share capital is present at the meeting, the general meeting of shareholders may only adopt a resolution for capital reduction with a majority of at least two-thirds of the votes cast.

Amendment of Our Articles of Association

Our Articles of Association may be amended, on the proposal of the Management Board which has been approved by the Supervisory Board, by a majority of the votes cast at a general meeting of shareholders; provided that such proposal is stated in the notice for the general meeting and a complete copy of the proposed amendment is filed at our office so that it may be inspected prior to and during the meeting.

Description of Certain Provisions of Dutch Law

Dutch law provides certain obligations on companies that are domiciled in The Netherlands and whose shares are admitted to trading on a “regulated market,” as well as on certain shareholders of such company. It is possible that the NYSE may qualify as a regulated market. If it is determined that the NYSE is a regulated marked under the provisions of Dutch law, the following statutory obligations will apply to us and certain of our shareholders.

Disclosure of Information

Yearly and Half-Yearly Information — As a result of the implementation of the EU Directive 2004/109 of 15 December 2004, if the NYSE is deemed a regulated market, we would be required to make our annual financial report available to the public ultimately four months after the end of each financial year file the annual financial report with the Dutch Authority for the Financial Markets (the “AFM”) within five days after it has been adopted by our general meeting of shareholders. The annual financial information consists of the audited annual accounts, the annual report, a description of the main risks and uncertainties facing us and a statement by persons within LyondellBasell Industries N.V. designated by the latter as the “responsible persons,” indicating (i) that the annual accounts give a fair view of the assets and financial position of LyondellBasell Industries N.V. and, in the case of consolidated accounts, of the enterprises included in the consolidation and (ii) that the annual report gives a fair view of LyondellBasell Industries N.V.’s condition on the balance sheet date, the development of LyondellBasell Industries N.V. and its affiliated companies during the previous financial year and all material risks to which LyondellBasell Industries N.V. is exposed.

We would also need to publish our half-yearly information within two months after the end of the first six months of our financial year. Both the annual and half-yearly financial information must remain publicly available for at least five years.

Interim Management Statements — In addition, we would need to publish an interim management statement in both the first and second half of our financial year at least ten weeks after the start, and no more than six weeks before the end, of the relevant half-year period or alternatively would need to publish quarterly financial statements. These interim management statements should include (i) an explanation of material events and transactions affecting LyondellBasell Industries N.V., the undertakings controlled by it and the consequences thereof for the financial position of LyondellBasell Industries N.V. and the undertakings controlled by LyondellBasell Industries N.V.; and (ii) a general description of the financial position of LyondellBasell Industries N.V. and the undertakings controlled by it.

Changes in the Rights Attached to Our Securities — We would need to make public immediately any changes in the rights attached to our securities (including changes in statutory rights) or to the rights to acquire our securities and send the AFM a copy of such publications.

Mandatory Offer Rules

The Dutch Financial Supervision Act (the “FSA”) and the decrees and regulations promulgated thereunder contain provisions regarding the making of a mandatory public offer. These provisions, the basics of which are outlined below, would be applicable to us if the NYSE is deemed a regulated market.

The mandatory offer rules require any person who, solely or acting in concert with others, directly or indirectly, acquires predominant control over a Dutch public limited liability company whose shares are admitted to trading on a regulated market, to make a public offer for all shares issued by that company at an equitable price. Predominant control is defined in the FSA as 30% or more of the voting rights in a company’s general meeting of shareholders, generally acquired through 30% of that company’s issued and outstanding shares. A person or group of concert parties that had a controlling interest at the time of the listing of our ordinary shares on the NYSE will be exempt from the obligation to make a mandatory public offer. However, the obligation to make a public offer will apply to such shareholder or group of concert parties if its voting rights decrease below 30% and then again increase to 30% or more. The obligation to make a public offer will expire if the voting rights of the relevant person or group of concert parties decrease below the 30% threshold, either by disposal of shares or otherwise, within 30 days after acquiring control and provided that this shareholder or group of shareholders has not exercised any voting rights on our ordinary shares in this period.

Disclosure of Significant Ownership of Ordinary Shares

If the NYSE is deemed a regulated market, certain of our shareholders may be subject to notification obligations under the FSA. The following description summarizes those obligations. Shareholders are advised to consult with their own legal advisers to determine whether the notification obligations apply to them.

The most important notification requirements for our investors based on the FSA are as follows:

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any person who, directly or indirectly, acquires or disposes of a capital interest or voting rights in LyondellBasell Industries N.V. must forthwith give written notice to the AFM of such capital interest and/or voting rights. This notification obligation will exist if an acquisition or disposal causes the total percentage of the capital interest and/or voting rights held, to reach, exceed or fall below a certain threshold. These thresholds are 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%;

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any person whose capital interest or voting rights in LyondellBasell Industries N.V. reaches, exceeds or falls below a threshold due to a change in our outstanding capital or in votes that can be cast on our ordinary shares as notified to the AFM by us, should notify the AFM no later than the fourth trading day after the AFM has published our notification; and

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any person whose holding of shares or voting rights in LyondellBasell Industries N.V. is larger than or equal to 5% as of December 31 of any year will be required to notify the AFM of any changes in the composition of this interest annually within four weeks from December 31.

For the purpose of calculating the percentage of capital interest of voting rights, the following interests must be taken into account: (i) shares directly held (or acquired or disposed of) by any person, (ii) shares held (or acquired or disposed of) by such person’s subsidiaries or by a third party for such person’s account or by a third party with whom such person has concluded an oral or written voting agreement and (iii) shares which such person, or any subsidiary or third party referred to above, may acquire pursuant to any option or other right held by such person (or acquired or disposed of including, but not limited to, on the basis of convertible bonds). Pursuant to the FSA, LyondellBasell Industries N.V. is required to inform the AFM on changes in its share capital.

U.S. Federal Income Tax Considerations

Considerations Under Section 7874

Although we are incorporated in The Netherlands, the IRS may assert that we should be treated as a U.S. corporation and, therefore, a U.S. tax resident for U.S. federal income tax purposes under U.S. Tax Code section 7874 which could result in significant U.S. federal income tax liability to us. Alternatively, the IRS may assert that our U.S. subsidiaries are subject to tax on their inversion gain.

If, in connection with the Bankruptcy Cases, the former creditors and shareholders of our top U.S. holding company and its direct and indirect subsidiaries (our “U.S. Group”) received at least 80% of our stock by reason of holding claims against, and interests in, the U.S. Group and if our expanded affiliated group did not have substantial business activities in The Netherlands, U.S. Tax Code section 7874 would treat us as a U.S. corporation. Alternatively, we would be treated as a foreign corporation for U.S. federal income taxes, but U.S. tax would be imposed on our U.S. subsidiaries’ inversion gain if, in connection with the Bankruptcy Cases, the former creditors and shareholders of our U.S. Group received at least 60%, but less than 80%, of our stock issued in connection with the Bankruptcy Cases by reason of holding such claims or interests and if our expanded affiliated group did not have substantial business activities in The Netherlands. The 80% and 60% calculations are subject to certain adjustments.

We believe that our shares issued or deemed issued in connection with the Bankruptcy Cases that was attributable to the value of our foreign companies that are not directly or indirectly owned by our U.S. Group exceeds 40% of all our stock issued to creditors and shareholders of our U.S. Group. Therefore, we believe that the former creditors and shareholders of our U.S. Group did not receive at least 60% of our stock by reason of such claims and interests, making U.S. Tax Code section 7874 inapplicable to us. In addition, we believe that strong arguments can be made that section 7874 should not apply to us because the expanded affiliated group that includes us should be treated as having substantial business activities in The Netherlands. However, no assurance can be given that the IRS would not take a contrary position regarding section 7874’s application or that such position, if asserted, would not be sustained. The remainder of the discussion below assumes that section 7874 will not apply to us.

Taxation of Distributions on Our Ordinary Shares

We paid a dividend of $0.10 per share in the second quarter of 2011 and a dividend of $0.20 per share in the third quarter of 2011. U.S. holders of our ordinary shares will generally be taxed with respect to such dividends.

Subject to limitations, Dutch withholding tax (which, together with the income tax treaty between The Netherlands and the United States, is discussed under “— Dutch Tax Considerations” below) will be treated for U.S. tax purposes as a foreign tax that may be claimed as a foreign tax credit against the U.S. federal income tax liability of a U.S. holder. We expect that the ability of U.S. holders to claim the foreign tax credit with respect to our dividends may be subject to significant limitations. In lieu of claiming a credit, U.S. holders may claim a deduction of foreign taxes paid in the taxable year.

Dispositions of Our Ordinary Shares

Subject to the discussion below regarding controlled foreign corporations and the passive foreign investment company rules, U.S. holders of our ordinary shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of our ordinary shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for our ordinary shares exceeds one year. Under current law, long-term capital gain of non-corporate shareholders is subject to tax at a maximum rate of 15% plus the 3.8% Unearned Income Medicare Contribution tax in taxable years beginning after December 31, 2012, to the extent applicable. There are limitations on the deductibility of capital losses.

Controlled Foreign Corporation Considerations

Each “10% U.S. shareholder” of a foreign corporation, such as us, that is a controlled foreign corporation (“CFC”) for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC, directly or indirectly through foreign entities, on the last day of the CFC’s taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” and in some cases certain other income, even if such income is not distributed. A foreign corporation is considered a CFC if 10% U.S. shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the U.S. Tax Code (i.e., “constructively”)) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation on any day during the taxable year of such corporation. The calculations of percentage ownership for purposes of determining whether a shareholder is a 10% U.S. shareholder and for purposes of determining a shareholder’s pro rata share of any subpart F income and certain other income are not the same. In addition, if we were a CFC at any time, certain gain on the disposition of our ordinary shares by a present or former 10% U.S. shareholder may be subject to treatment as a dividend from us and any 10% U.S. shareholders may be subject to additional reporting requirements.

Passive Foreign Investment Company Considerations

The treatment of U.S. holders of our ordinary shares in some cases could be materially different from that described above if, at any relevant time, we were a passive foreign investment company (a “PFIC”), unless such holder is a 10% U.S. shareholder and we are a CFC. We believe that we have not been a PFIC in any prior taxable year, and we do not expect to be a PFIC in the current taxable year. In addition, we believe that we will not be a PFIC in future years. However, the tests for determining PFIC status are applied annually, and it is difficult accurately to predict future income and assets relevant to this determination. Accordingly, we cannot assure U.S. holders that we will not become a PFIC.

Dutch Tax Considerations

We are a public company with limited liability (naamloze vennootschap) incorporated under Dutch law. In general, and unless a reduced rate applies, we must withhold tax at the rate of 15% on dividend distributions with respect to our ordinary shares. Dividends include, without limitation:

•	distributions of profits (including paid-in capital not recognized for dividend tax purposes) in cash or in kind, including deemed and constructive dividends;

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liquidation distributions and, generally, proceeds realized upon a repurchase of our ordinary shares or upon the transfer of ordinary shares to our direct or indirect subsidiary, in excess of the average paid-in capital recognized for dividend tax purposes;

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the par value of ordinary shares issued or any increase in the par value of ordinary shares, except where such increase in the par value of ordinary shares is funded out of our paid-in capital recognized for dividend tax purposes; and

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repayments of paid-in capital recognized for dividend tax purposes up to the amount of our profits (zuivere winst) unless our general meeting of shareholders has resolved in advance that we shall make such repayments and the par value of the ordinary shares concerned has been reduced by a corresponding amount through an amendment of our articles of association.

A holder of ordinary shares which is, is deemed to be, or, in case the holder is an individual, has elected to be treated as, resident in The Netherlands for the relevant tax purposes is generally entitled to credit the dividend tax withheld against such holder’s tax liability on income and capital gains or, in certain cases, to apply for a full refund of the dividend tax withheld.

A holder of ordinary shares which is not, is not deemed to be, and, in case the holder is an individual, has not elected to be treated as, resident in The Netherlands for the relevant tax purposes may be eligible for a partial or full exemption or refund of the dividend tax under an income tax convention in effect between The Netherlands and the holder’s country of residence or under the Dutch rules relating to the implementation of the Parent / Subsidiary Directive as the case may be. Moreover, residents benefitting from the participation exemption with respect to our ordinary shares may be eligible for a full exemption of dividend tax.

Under the double taxation convention in effect between The Netherlands and the U.S. (the “Treaty”), dividends paid by us to certain U.S. corporate shareholders holding directly at least 10% of the voting power in our company are generally eligible for a reduction of the 15% withholding tax to 5%, unless the ordinary shares held by such shareholders are attributable to a business or part of a business that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands. Under certain circumstances and subject to various conditions, the Treaty provides for a full exemption from dividend tax. Dividends received by exempt pension organizations and exempt organizations, as defined in the Treaty, may also be entitled to a full exemption or refund from dividend tax.

A holder of ordinary shares other than an individual will not be eligible for the benefits of the Treaty if such holder of ordinary shares does not satisfy one or more of the tests set forth in the limitation on benefits provisions of Article 26 of the Treaty. Moreover, under the terms of domestic anti-dividend stripping rules, a recipient of dividends distributed on our ordinary shares will not be entitled to an exemption from, reduction, refund, or credit of dividend tax if the recipient is not the beneficial owner of such dividends within the meaning of such rules.

Generally, any payments of interest and principal by us on debt can be made free of withholding or deduction for any taxes imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

The issuance or transfer of ordinary shares, and payments made with respect to ordinary shares, will not be subject to value added tax in The Netherlands. The subscription, issue, placement, allotment, delivery, transfer or execution of ordinary shares will not be subject to registration tax, capital tax, customs duty, transfer tax, stamp duty, or any other similar tax or duty in The Netherlands.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities, which may be convertible or non-convertible, in one or more series.

The following is a summary of certain general terms and provisions of the debt securities and the indenture, but they are not complete and are subject to, and are qualified in their entirety by reference to, the indenture, which will be filed by amendment as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a periodic report filed under the Exchange Act, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The particular terms of the debt securities offered by any prospectus supplement and the extent these general provisions may apply to the debt securities will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the indenture, any related documents and those made a part of the indenture by the Trust Indenture Act. You should read the summary below, the applicable prospectus supplement and the indenture and any related documents before investing in our debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the issuer of the debt securities, who may be LyondellBasell Industries N.V. or Lyondell Chemical Company;

•	the title and any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are convertible into or exchangeable for other securities and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable;

•	whether the debt securities are senior or subordinated debt securities and, if subordinated, the terms of such subordination;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	whether and under what circumstances additional amounts on the debt securities shall be payable;

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the dates on which the debt securities may be issued, the maturity date and other dates of payment of principal;

•	redemption or early repayment;

•	authorized denominations if other than denominations of $2,000 and multiples of $1,000 in excess thereof;

•	the form of the debt securities;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

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the identity of the depositary for global securities; whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) or automated quotation system(s) on which the debt securities will be listed or admitted to trading, as applicable, if any;

•	whether any underwriter(s) will act as market maker(s) for the debt securities;

•	the extent to which a secondary market for the debt securities is expected to develop;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	place or places where we may pay principal, premium, if any, and interest and where holders may present the debt securities for registration of transfer, exchange or conversion;

•	place or places where notices and demands relating to the debt securities and the indentures may be made;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	any index or formula used to determine the amount of payments of principal of, premium, if any, or interest on the debt securities and the method of determining these amounts;

•	any provisions relating to compensation and reimbursement of the trustee;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events; and

•	additional terms not inconsistent with the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture. Such additional debt securities will have the same terms as to ranking, redemption, waivers, amendments or otherwise as the applicable series of debt securities, and will vote together as one class on all matters with respect to such series of debt securities. In addition, we will describe in the applicable prospectus supplement, material U.S. federal tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Any taxes deducted from payments in respect of the debt securities and paid to the relevant tax authority shall be deemed to have been paid to the applicable holder. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office designated by us, without the payment of any service charge, other than any tax or other governmental charge.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Events of Default

“Event of Default,” when used in the indenture, means any of the following:

•	default for 30 days in the payment of any interest on or any additional amounts when due;

•	default in the payment of principal, or premium, if any, when due at maturity, upon redemption or otherwise;

•	default for 30 days in the payment of any sinking fund installment when due;

•	default in the performance, or breach, of any other covenant or agreement in the indenture continuing for 90 days after written notice;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default described in the indenture or officers’ certificate.

We are required to furnish the trustee annually with an officer’s certificate as to our compliance with all covenants under the indenture. The indenture provides that the trustee may withhold notice to you of any default, except in respect of the payment of the principal of, premium, if any, or interest on the debt securities or any additional amounts or any sinking fund payment with respect thereto, if it considers it in the interests of the holders of the debt securities to do so.

Effect of an Event of Default

If an event of default exists (other than an event of default because of certain events of bankruptcy), the trustee or the holders of not less than 25% in aggregate principal amount of a series of outstanding debt securities may declare the principal amount (or, if the debt securities are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of and all accrued but unpaid interest on all outstanding debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration the principal (or specified) amount will become immediately due and payable. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the event of default may, without further act, be deemed to have been waived and such declaration may, without further act, be deemed to have been rescinded and annulled subject to conditions specified in the indenture.

If an event of default because of certain events of bankruptcy, insolvency or reorganization exists, the principal amount of all debt securities outstanding under the indenture shall automatically, and without any declaration or other action on the part of the trustee or any holder of such outstanding debt, become immediately due and payable.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the indenture (other than the payment of any amounts on the debt securities furnished to it pursuant to the indenture) at your (or any other person’s) direction, unless you have (or such other person has) offered to the trustee reasonable security or indemnity. Subject to the provisions for the security or indemnification of the trustee, the holders of a majority in aggregate principal amount of a series of outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the debt securities of that series.

Legal Proceedings and Enforcement of Right to Payment

You will not have any right to institute any proceeding in connection with the indenture or for any remedy under the indenture, unless you have given to the trustee written notice of a continuing event of default with respect to debt securities of that series. In addition, the holders of at least 25% in aggregate principal amount of a series of the outstanding debt securities must have made written request, and offered reasonable security or indemnity, to the trustee to institute that proceeding as trustee, and, within 60 days following the receipt of that notice, the trustee must not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an unconditional right to receive payment of the principal of, premium, if any, and interest on that debt security on or after the due dates expressed in the debt security and to institute a suit for the enforcement of that payment.

Modification

We and the trustee may amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected. However, no amendment may, without the consent of the holder of each outstanding debt security affected:

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reduce the percentage of the holders of outstanding debt securities necessary to amend the indenture or to waive compliance with certain provisions of the indenture or certain defaults and consequences of such defaults;

•	reduce the rate of or change the time for payment of interest, including default interest, on any outstanding debt security;

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reduce the principal of, any premium on or any mandatory sinking payment with respect to, or change the stated maturity of, any outstanding debt security or reduce the amount of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof;

•	reduce the premium, if any, payable upon the redemption of any outstanding debt security or change the time at which any outstanding debt security may or shall be redeemed;

•	change any obligation of us to pay additional amounts with respect to any outstanding debt security;

•	change the currency in which the principal amount of and premium, if any, or interest on or any additional amounts with respect to any outstanding debt security is denominated or payable;

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impair your right to institute suit for the enforcement of any payment of principal of, premium (if any) or interest on or any additional amounts with respect to any outstanding debt security after the stated maturity or redemption date;

•	modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants; or

•	materially adversely affect the economic terms of any right to convert or exchange any outstanding debt security.

We and the trustee may amend the indenture without the consent of the holders of the debt securities in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

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to provide for the assumption of our obligations under the indenture by a successor upon any merger or consolidation or asset sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, or to add any guarantees of or any additional obligors on, any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to add covenants that would benefit the holders of all or any series of debt securities or to surrender any rights or powers we have under the indenture;

•	to add events of default with respect to all or any series of debt securities;

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to change or eliminate any of the provisions of the indenture; provided that any such change or elimination will become effective only when there is no outstanding debt security of any series created prior to the execution of such amendment or supplemental indenture that is adversely affected in any material respect by such change in or elimination of such provision;

•	to establish the form or terms of debt securities of any series as permitted under the indenture;

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to supplement the indenture to permit defeasance or discharge of any series of debt securities that does not adversely affect the interest of the holders of debt securities of such series or any other series of debt securities in any material respect; or

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to provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to modify the indenture as would be necessary to provide for the administration of the trusts by more than one trustee, pursuant to the requirements of the indenture.

Waiver

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain covenants of the indenture.

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, generally waive any default under the indenture and the consequences of such default. However, a default in the payment of the principal of, or premium, if any, or any interest on, any debt security of that series or any default in respect of provision that under the indenture may not be amended without the consent of the holder of each outstanding debt security affected cannot be so waived.

Merger, Consolidation and Sale of Assets

We will not consolidate with or merge into any other entity, or sell, lease, convey, assign, transfer or otherwise dispose of all or substantially all our assets to another entity in one transaction or a series of related transactions, and no entity may consolidate with or merge into us, unless:

•

we will be the continuing entity in any merger or consolidation or the successor, transferee or lessee entity (if other than us) is either (i) a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction or (ii) a public limited liability company organized under the laws of The Netherlands and, in each case, expressly assumes our obligations relating to the debt securities;

•	immediately after such consolidation, merger, sale or lease, no default or event of default shall have occurred and be continuing or would result therefrom; and

•	other conditions described in the indenture are met.

Defeasance

The indenture provides that we may discharge all of our obligations with respect to any series of the debt securities at any time, and that we may also be released from our obligations under certain covenants and from certain other obligations, including obligations imposed by a company order or supplemental indenture with respect to that series, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called “legal defeasance” and under the second procedure is called “covenant defeasance.”

Legal defeasance or covenant defeasance may be effected only if:

•

we irrevocably deposit with the trustee money or government obligations or a combination thereof, as trust funds in an amount sufficient to pay each installment of principal of, premium, if any, and interest on, all outstanding debt securities of that series;

•	no event of default under the indenture has occurred and is continuing on the date of such deposit; and

•

we deliver to the trustee an opinion of counsel to the effect that (i) the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge or as a result of such defeasance and (ii) will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of a legal defeasance, this opinion must confirm that either (i) we have received a ruling to that effect from or published by the Internal Revenue Service or (ii) since the date of the indenture there has been a change in the applicable U.S. federal income tax law.

Governing Law

The indenture and the debt securities shall be governed by the laws of the State of New York. The indenture provides that, to the fullest extent permitted by law, the parties to the indenture and each holder of debt securities waives their rights to a jury trial with respect to litigation arising out of or in connection with the indenture.

Concerning the Trustee

The trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act with respect to any debt securities issued under the indenture. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

DESCRIPTION OF GUARANTEES

Certain of our subsidiaries may fully and unconditionally guarantee our payment obligations under any series of debt securities. If a series of debt securities is so guaranteed, such guarantors will execute separate guarantee agreements or a supplemental indenture as further evidence of the guarantees. We will provide the specific terms of any guarantee in the prospectus supplement.

The obligations of each guarantor under its guarantee will be limited to the maximum amount that will not result in the obligations of such guarantor under such guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The specific provisions under which a guarantor may be released and discharged from its guarantee will be set forth in the prospectus supplement.

If a series of debt securities is guaranteed by and is designated as subordinate to our senior indebtedness, then those guarantees will be subordinated to the senior indebtedness of the applicable guarantor on substantially the same extent as the series is subordinated to our senior indebtedness.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We or any selling securityholder may sell the securities:

•	through agents,

•	to or through underwriters,

•	through broker-dealers (acting as agent or principal),

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise,

•	through a combination of any such methods of sale,

•	through any other methods described in a prospectus supplement

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the NYSE or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used. Selling securityholders who are deemed to be “underwriters” will be subject to the prospectus delivery requirements of the Securities Act.

In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

Agents, underwriters, dealers and selling securityholders may be entitled under agreements that may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of ordinary shares registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our ordinary shares by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our ordinary shares to engage in market-making activities with respect to our ordinary shares. These restrictions may affect the marketability of our ordinary shares and the ability of any person or entity to engage in market-making activities with respect to our ordinary shares.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement. In connection with sales of securities, the selling securityholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell the securities short and deliver them to close out the short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of (i) the Predecessor of LyondellBasell Industries N.V. and (ii) LyondellBasell Industries N.V. incorporated in this prospectus by reference to LyondellBasell Industries N.V.’s Current Report on Form 8-K/A filed August 15, 2011 have been so incorporated in reliance on the reports (which contain an explanatory paragraph relating to LyondellBasell Industries N.V.’s emergence from bankruptcy and adoption of fresh start accounting as described in Note 3 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.